         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2001

                           REGISTRATION NO. 333-41606

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-1/A7

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          TOURJETS AIRLINE CORPORATION
                            (Exact name of registrant
                          as specified in its charter)

           Florida                         4522 / 4725                          65-1004371

(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification Number)
incorporation or organization)     Classification Code Number)
    4225 Ingraham Highway                                               Lee C. Schmachtenberg, Esq.
     Miami, Florida 33133                                              1533 Sunset Drive, Suite 201
       (305) 668-5119                                                  Coral Gables, Florida 33143
                                                                                (305) 666-4676


    (Address and telephone number of              (Name, address and telephone
      principal executive offices                  number of agent for service)
    and principal place of business)


                          COPIES OF COMMUNICATIONS TO:

         Richard E. Brodsky, Esq.               Randall S. Parks, Esq.
         Richard E. Brodsky, P.A.                  Hunton & Williams
      25 SE Second Avenue, Suite 919             951 East Byrd Street
           Miami, Florida 33131                Richmond, Virginia 23219
         Telephone: (305) 755-9470             Telephone: (804) 788-8200


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 2001


                                   $75,000,000


                                     [LOGO]



                          TOURJETS AIRLINE CORPORATION


                          PARTICIPATING PREFERRED STOCK



         We intend to issue from time to time shares of our Participating Preferred Stock in series having an aggregate initial public offering price not to exceed $75 million. We will offer the preferred stock in separate series in amounts, at prices and on terms to be determined by our Board of Directors at the time of sale. A supplement to this prospectus will inform you about the specific terms of that offering and may also add, update or change information contained in this prospectus.

         The public offering price of our Participating Preferred Stock is $25.00 per share unless otherwise stated in the applicable prospectus supplement. Each share of preferred stock will be entitled to a primary dividend as stated in each prospectus supplement, when, as and if declared by our Board of Directors. The primary dividend will be cumulative and no dividend may be paid on any other class or series of our stock if there are any unpaid accumulated primary dividends outstanding on this preferred stock.

         Each share of preferred stock also will be entitled to a participating dividend if dividends are declared and paid by our Board of Directors on our common stock. The amount of the participating dividend will be equal on a per share basis to the dividend paid on our common stock. No dividends may be paid on our common stock unless participating dividends also are paid on this preferred stock. Our Articles of Incorporation contain anti-dilution provisions protecting this dividend.

         On a sale of our company or other liquidation, each share of this preferred stock will be entitled to receive $25.00 per share, including any accumulated unpaid primary dividends before any payment can be made on any other class or series of our stock.

         Prior to the offering, there has been no public market for our preferred stock or common stock. J. W. Korth & Company intends to make a market in each series of our preferred stock but is under no legal obligation to do so.


 THIS INVESTMENT INVOLVES SUBSTANTIAL RISK. YOU SHOULD READ THIS PROSPECTUS AND
   ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU DECIDE TO INVEST. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 5.


                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.





         This offering is being conducted as a registered direct placement of shares of our preferred stock with a minimum offering of 300,000 shares and a maximum offering of 3,000,000 shares. J.W. Korth & Company is the placement agent for Tourjets in this offering and shares are available through a selected dealer network. We also may sell our preferred stock in this offering directly to one or more institutional purchasers or through other placement agent. The first closing will occur upon our receipt of paid subscriptions for 300,000 shares of our preferred stock. Subsequent closings will be held at our discretion as additional subscriptions are received. Delivery of the shares will be made from time to time in New York City.



                              J. W. KORTH & COMPANY
                   THE DATE OF THIS PROSPECTUS IS ____, 2001

                                TABLE OF CONTENTS



SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................................................ii
PROSPECTUS SUMMARY...........................................................................................2
THE OFFERING.................................................................................................4
RISK FACTORS.................................................................................................6
USE OF PROCEEDS.............................................................................................11
CAPITALIZATION..............................................................................................12
DIVIDEND POLICY.............................................................................................13
DILUTION....................................................................................................
SUMMARY FINANCIAL DATA......................................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS..........................15
OUR BUSINESS................................................................................................18
OUR MARKETING STRATEGY......................................................................................22
AIRLINE OPERATIONS..........................................................................................25
MANAGEMENT..................................................................................................32
INDEMNIFICATION OF OFFICERS AND DIRECTORS...................................................................37
CERTAIN TRANSACTIONS........................................................................................37
DESCRIPTION OF CAPITAL STOCK................................................................................38
UNDERWRITING................................................................................................
COMMON STOCK OWNED BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS........................................45
CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS..............................................41
LEGAL PROCEEDINGS...........................................................................................46
EXPERTS.....................................................................................................46
WHERE YOU CAN FIND MORE INFORMATION.........................................................................46
Index to Financial Statements...............................................................................48


This prospectus contains all of the representations by the company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information contained in this prospectus includes forward-looking information which can be identified by forward-looking terminology like "believes," "expects," "intends," "plans," "may," "will," "should," "anticipates," "expects," and similar words. This type of forward-looking information is based upon management's expectations of future events given its current knowledge of factors affecting our business. The differences between expected outcomes and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results in any forward-looking information, that expectation or belief is expressed in good faith and is believed to have a reasonable basis. We can provide no assurance that the statement of expectation or belief will prove to be accurate.

         The principal risks of this offering are described in more detail under "Risk Factors."

         We do not undertake to update our forward-looking statements to reflect future events or circumstances, other than as required by law.

                               PROSPECTUS SUMMARY


         This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements, before making an investment decision.


OUR BUSINESS

         Our strategy is in reaction to the increasing consolidation of the airline industry. We intend to offer "Tourjets Non-Stop Vacations(sm)" packages. These packages will include hotel rooms and non-stop service from numerous U.S. metropolitan areas where non-stop airline service to selected vacation destinations currently is not available. We believe passengers from most U.S. cities must now take burdensome connecting flights through one or more "hub" airports to reach their desired vacation destinations. Unlike hub airline operations, we will not have to carry passengers often hundreds of miles out of their way through the "hub" airports. This will save on fuel, crew, maintenance, landing and airport fees.


         Our non-stop "point to point" flights will attempt to reduce travel times, thereby increasing vacation times. Whenever possible, we will depart from less stressful, smaller and less congested airports. Our customers will have a choice of quality accommodations pre-approved by us. We believe our vacation packages will often cost less than accommodations and air travel booked separately. From our gateway U.S. cities, we believe we will become the best choice for the modern trend of 3, 4 and 7 day getaway vacations.


         By positioning our aircraft at the vacation destinations, each of our aircraft will be capable of serving up to twelve U.S. gateway cities per month. Actual schedules will vary seasonally and will be based on demand.


         In the near term with the proceeds of the minimum offering, we expect to enter into lease-to-own agreements with respect to quality aircraft with approximately two-thirds of their useful lives remaining. These aircraft are generally less expensive than comparable new aircraft. Typically, lease to own e agreements require a higher down payment than operating leases but provide the option to purchase each aircraft at any time during the three- to four-year term. The monthly lease payments would consist of an equity portion and an interest portion calculated at approximately 10% on the remaining equity balance. In the event we raise sufficient proceeds in this offering to do so, we intend to exercise our right under the terms of the lease-to-own agreements to acquire these aircraft through the pay off of the outstanding equity balances under each of the lease-to-own agreements.

U.S. TARGETED GATEWAY DEPARTURE AREAS

         After we obtain suitable aircraft and obtain all required regulatory approvals, we will evaluate the following cities as potential U.S. gateway metropolitan departure areas for our vacation packages: Atlanta, Baltimore, Birmingham, Boston, New York, Charleston, Charlotte, Chicago, Cincinnati, Cleveland, Colorado Springs, Columbus, Dallas, Dayton, Dulles, Denver, Des Moines, El Paso, Flint, Ft. Lauderdale, Ft. Myers, Grand Rapids, Greensboro, Greenville, Gulfport, Hartford, Houston, Indianapolis, Islip/Long Island, Kansas City, Las Vegas, Lexington, Little Rock, Long Beach, Louisville, Madison, Manchester, Memphis, Midland/Odessa, Milwaukee, Minneapolis, Mobile, Nashville, New Orleans, Norfolk, Oakland, Oklahoma City, Omaha, Ontario, Orlando, Philadelphia, Phoenix, Pittsburgh, Portland, Providence, Raleigh/Durham, Reno, Richmond, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, Santa Ana, Santa Barbara, Savannah, St. Louis, Tampa, Toledo, Tucson, Tulsa, West Palm Beach, White Plains, and Wichita. Actual schedules will vary seasonally and will be based on our continuing assessment of demand and local and overall market conditions.

         We will evaluate these areas for profitability when paired with vacation destinations in Mexico, the Caribbean, the Bahamas, the U.S., Canada, and Bermuda. We expect that we will identify other gateway areas based on demand. The fact that a particular metropolitan area is listed here does not mean that we will be flying from those areas. The number of gateway departure areas that we will be able to serve at any one time will be determined by the number of aircraft we have in service, the profitability of particular gateway departure areas actually being served, and our estimate of the potential profitability of a particular new or additional gateway departure area.

EXPECTED COMPETITION

         Competition from major airlines and inadequate financing have combined to be the major causes of failure of new airlines. Major airlines have the capacity to offer more flights at more times than other airlines, including us, on any one route. At least at the outset, we expect little competition from major airlines, because we intend to fly from each of our gateway U.S. cities to selected vacation destinations only a few times per week. At this level of service we believe it will not be profitable for large airlines to establish non-stop scheduled service for the same routes.

         Tour operators for the most part book their passengers on major airlines. We believe that once in operation, our non-stop service will be favored over connecting flights and provide tour operators the ability to book their passengers on our direct flights if they so desire. Further, we believe that the capital resources and industry expertise necessary to offer integrated air service are substantial barriers to entry into our market niche.

HISTORY OF TOURJETS

         Tourjets Airline Corporation was incorporated in April 2000 as successor to Dove One, Inc. Tourjets' founders, Serge F. Feller and J. W. Korth & Company, purchased Dove One in November 1999 to assist them in marketing flexible airline service to tour operators and travel agents, utilizing medium size aircraft "wet-leased" from other airlines for non-stop "point to point" flights. (A wet lease covers the aircraft, together with crew, maintenance and insurance). Mr. Feller had identified this market niche while he worked as Executive Vice President of World Airways.

         Testing of our Business Plan. In February of 2000, Dove One wet-leased a Boeing 737-200 with pilots and crews from an unaffiliated airline on a short-term basis. Dove One then contracted with tour operators to fly customers to vacation destinations in the Caribbean and Bahamas. The operation ended in March 2000 when the aircraft Dove One was using was no longer available. Because of the unavailability of other suitable aircraft for lease at the time and the high costs of wet-leasing aircraft, the founders decided to start a new airline to provide this service, and founded Tourjets Airline Corporation.


         Aircraft Negotiations. We currently are negotiating with major airlines and finance companies to obtain up to six MD-82 aircraft. We will take delivery of the aircraft on a staggered schedule based upon the amount and timing of capital raised pursuant to this offering and the need for additional aircraft based upon the demand for our vacation packages. We will need to reach a final agreement before we take delivery of the aircraft. If we are unable to do so, we will seek to obtain suitable aircraft from other sources. We expect, based on current market conditions, that we will not have substantial difficulty in obtaining alternative aircraft at favorable rates if we do not consummate any of the transactions that we currently are negotiating.

         FAA and DOT Certification. The Department of Transportation (DOT) has reviewed our application and on September 6, 2001, the DOT issued a final approval of our application. As soon as we have successfully closed the minimum offering, we will obtain aircraft in order to complete our certification required by the Federal Aviation Administration (FAA) certification. We expect to obtain final FAA certification and begin operations within 120 days of closing of the minimum offering. Until we close the minimum offering and obtain aircraft, we cannot obtain the required governmental approvals to operate an airline and we will not be conducting commercial operations.

         Liabilities and Expenses. Since we formed Tourjets Airline Corporation in April 2000, we have had no revenues and have recorded expenses in excess of $954,991 with total assets of $24,219 and total current liabilities of $570,190.

OUR ADDRESS

         Our corporate communications office is located at 4225 Ingraham Highway, Miami, Florida 33133. Our telephone number at that address is (305) 668-5119. Corporate headquarters, operations and maintenance is located at the Ft. Lauderdale-Hollywood Airport, 750 SW 34th Street, Suite 207, Ft. Lauderdale, Florida 33315. The website is located at www.tourjets.com. The information contained on our website is not part of this prospectus.

                          THE OFFERING


 Securities offered.............................. $75,000,000 of Participating Preferred Stock to be offered in series. We intend to issue from time to time shares of our
                                                  Participating Preferred Stock in series having an aggregate initial public offering price not to exceed $75 million. We will offer the preferred stock in separate series in
                                                  amounts, at prices and on terms to be determined by our
                                                  Board of Directors at the time of sale.



Issue Price...................................... The issue price of participating preferred stock will be
                                                  $25.00 per share, unless otherwise stated in your applicable prospectus supplement.


Primary Dividend Rate............................ The primary dividends on the preferred stock will accrue at a rate stated in the prospectus supplement for each series of preferred stock and are payable when, as and if declared by our Board of Directors.


Participating Dividend Rate...................... Unless otherwise stated in your prospectus supplement, the amount of the participating dividend will be equal on a per share basis to the dividend paid on our common stock. No
                                                  dividends may be paid on our common stock unless
                                                  participating dividends are also paid on each series of
                                                  outstanding preferred stock.


Primary Dividend Payment Dates................... The dividend payment dates will be stated in the prospectus supplement. The prospectus supplement also will state
                                                  whether dividends will be payable monthly, quarterly or
                                                  semi-annually.


Liquidation Preference........................... $25 per share, unless otherwise stated in the applicable prospectus supplement.

Other terms...................................... The prospectus supplement for each series of preferred stock may contain other terms specific to that series, including but not limited to redemption rights. Please read the
                                                  prospectus supplement carefully before you invest in any
                                                  series of the preferred stock. The preferred stock is not
                                                  convertible into any other securities of the company.


Securities outstanding prior to this offering...  4,605,000 shares of Common Stock owned by the organizers, officers and directors of Tourjets

Securities outstanding after this offering......  Minimum:    4,605,000 shares of Common Stock
                                                              300,000 shares of Participating
                                                              Preferred Stock

                                                  Maximum:    4,605,000 shares of Common Stock
                                                              3,000,000 shares of Participating
                                                              Preferred Stock

Use of proceeds.................................  Lease with option to purchase of up to six MD-80 series aircraft, FAA certification expenses, offering expenses
                                                  and general working capital.

Closings........................................  The maximum number of shares offered is 3,000,000.  The first closing will occur after we have received paid
                                                  subscriptions for 300,000 shares. Subsequent closings will be held from time to time at our discretion as additional
                                                  subscriptions are received.



Offering Period.................................  Unless at least 300,000 shares of our preferred stock are sold within one year from the date of this prospectus,
                                                  this offering will terminate and no shares will be sold.
                                                  In the event the minimum number of shares are sold within
                                                  this one-year period, the offering may continue until
                                                  3,000,000 shares of preferred stock sold or 24 months from the date of this prospectus, whichever occurs first,
                                                  provided that we receive the requisite approval of the
                                                  applicable state authorities to extend this offering for
                                                  more than one year.  We reserve the right to terminate
                                                  this offering at any time.


Trading.........................................  Our preferred stock will not initially be listed on a national securities exchange. J.W. Korth & Company intends to make a market in each series of our preferred stock but is not legally obligated to do so. Other dealers may also make a market in the stock, but there is no guarantee this will occur.

Escrow..........................................  We will place all funds that the placement agent receives from subscribers in an escrow account at our expense.  We
                                                  will do so beginning on the effective date of this
                                                  prospectus until we have accepted subscriptions for
                                                  300,000 shares and the initial closing has occurred.
                                                  Thereafter, we will deposit funds received through the
                                                  termination date in an interest-bearing account pending the next closing.


                                                  We will remit to subscribers any interest earned on the
                                                  subscription funds of subscribers who are accepted as
                                                  shareholders as soon as practicable after they become
                                                  shareholders. If 300,000 shares have not been subscribed on or before the anniversary of the date on the cover of this prospectus, then we will direct the escrow agent to release the applicable subscription payments from escrow and return them promptly to subscribers, together with all interest
                                                  earned on the subscriptions, and the offering will be
                                                  terminated.


                                  RISK FACTORS


         An investment in our preferred stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus (including our financial statements and related notes), before you decide to purchase shares of our preferred stock. YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


RISKS RELATED TO OUR BUSINESS


         IF WE DO NOT OBTAIN OPERATING AUTHORITY FROM THE FEDERAL GOVERNMENT, WE WILL NOT BE PERMITTED TO OPERATE. We have applied for the required certification from the DOT and the FAA to operate as a domestic and international airline. We have received approval from the DOT and we expect to receive final FAA approval within 120 days after the closing of the minimum offering. However, there is no assurance that we will receive FAA approval within this time period or at all. We cannot begin operations without these approvals.

         IF OBTAINING THE REQUIRED OPERATING AUTHORITY FROM THE FAA TAKES LONGER OR COSTS MORE THAN WE EXPECT, IT WILL COST US TIME AND MONEY. The FAA application process can cost up to $2,000,000 in testing and training our aircraft and personnel. While we expect to receive FAA approval within 120 days after the closing of the minimum offering, our budget reflects six months of expenses without any income. A delay beyond six months would likely cost between $100,000 and $150,000 per month in salaries and overhead. As a result a prolonged delay in FAA authorization could adversely effect the results of our operations.

         WE MAY NOT BE ABLE TO CONSUMMATE AN AGREEMENT TO OBTAIN SUITABLE AIRCRAFT AT REASONABLE PRICES. The success of our business plan depends on our ability to obtain appropriate aircraft at reasonable prices. The market for used medium-sized, single aisle aircraft like the MD-80 series has varied over the years. Substantial changes in price and availability can occur over as little time as a few months. We may not finalize our plan to obtain suitable MD-82 aircraft . While we believe that there will be available aircraft that meet our requirements at a reasonable price, there is no assurance that we will be able to obtain planes on favorable terms or at all.

         IF ANY AIRCRAFT WE OBTAIN ARE NOT FREE OF LATENT DEFECTS, IT WILL BE COSTLY AND TIME CONSUMING TO REPAIR THEM. We do not anticipate that the lease-to-own agreements for our aircraft will provide us with any representations as to the quality of the aircraft. While we intend to hire third-party contractors to inspect any aircraft prior to purchase, there can be no assurance that the aircraft we obtain will be free from latent defects. In the event that the aircraft contain latent defects, the cost to repair the defects may be substantial, and there can be no assurance that we will be able to recover the cost of these repairs from the third-party contractor that performed the inspection. In addition, in the event that we obtain aircraft with deficient documentation, the FAA could require us at our expense to repeat or physically confirm previously accomplished maintenance and modification as well as impose a fine upon us or revoke the Certificate of Airworthiness of the aircraft at issue.

         OUR EXTREMELY LIMITED OPERATING HISTORY PROVIDES LITTLE OR NO BASIS FOR ASSESSING OUR FUTURE PERFORMANCE. We have no operating experience as a separate corporation. Our founders' operating experience with respect to our business plan is limited to a brief period during which they operated as Dove One. While they generated a small net profit, we cannot assure you that we will be able to duplicate this result during normal business operations, because our expenses might be higher or our revenues lower, or both, than they were during this brief period. If we are unable to lease our aircraft to other carriers at market rates, we will have no operating revenue to offset expenses while we attempt to complete the FAA application process in order that we may commence flight operations. There can be no assurance, even if we obtain the required certification to operate, that customers will purchase our vacation packages or that we will ever become profitable. If we fail to achieve profitability in accordance with our business plan and investors' expectations, the losses could adversely affect the market price of our preferred stock as well as our financial condition and results of operations.




         AS A NEW COMPANY WITH NO NAME RECOGNITION, WE MAY HAVE DIFFICULTY BUILDING OUR "BRAND." Although all key employees we expect to hire have extensive experience in the airline industry, we have not conducted operations under the Tourjets name. This means that we will have little or no name recognition among potential customers. As a new company, we will work to establish name recognition and build brand loyalty. There can be no assurance that we will be successful in establishing name recognition or building brand loyalty, which could adversely affect our ability to attract customers and, as a result, could adversely affect our results of operations.

         OUR INITIAL DEPENDENCE ON LIMITED NUMBER OF MARKETS AND ROUTES MAY LEAVE US MORE VULNERABLE TO FAILURE IN THOSE MARKETS. At the outset of our operations, we will be operating from a limited number of markets to a limited number of vacation destinations. While we will not be tied down to any one market, our small size and initial lack of diversification will make us more vulnerable to the failure of our strategy in the initial markets we choose to serve.

         OUR INITIAL DEPENDENCE ON A SMALL NUMBER OF AIRCRAFT WILL MAKE US MORE VULNERABLE TO UNAVAILABILITY OF THOSE AIRCRAFT. At the outset of our operations, we will be operating with a relatively small number of aircraft. If any one of those aircraft becomes unavailable for us to use in operations, it will be more difficult for us than for a larger airline with more aircraft to fill the gap in service from our other aircraft. If our other aircraft are unavailable, we would have to lease another aircraft from an outside source in order to fill that gap, or we would have to do without the revenues that would be earned from the operations of the unavailable aircraft. In either case, the profitability of our operations would be adversely affected.

         IN THE EVENT OUR PLANS CHANGE OR OUR ASSUMPTIONS CHANGE OR PROVE TO BE INACCURATE, WE COULD BE REQUIRED TO SEEK ADDITIONAL FINANCING. There can be no assurance that proceeds from this offering will be sufficient to fund our operations without requiring additional financing. The terms and prices of any additional financing may be significantly more or less favorable than those of this offering. We do not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate some aspects of our operations. Lack of adequate additional funds could materially adversely affect our business, financial condition, and results of operations.


         OUR ABILITY TO GROW WILL BE DEPENDENT ON OBTAINING ADDITIONAL CAPITAL. The net proceeds from the minimum proceeds received in this offering should enable us to obtain and operate two aircraft. If we sell the maximum shares offered, it would enable us to acquire and operate six aircraft. Our ability to expand beyond this level will be dependent on our raising substantial additional capital, either through borrowings or sales of securities. There can be no assurance that we will be able to borrow money or that market conditions will permit us to raise additional funds through sale of additional securities on terms acceptable to us, or at all.


         OUR BUSINESS MAY BE SEASONAL IN NATURE. Our primary business model is based on travel from U.S. metropolitan areas with no nonstop service to selected vacation destinations. We intend to offer travel to destinations in Mexico and the Caribbean during the cold weather months in the U.S., and to national parks and other U.S. and Canadian vacation destinations during warm weather months in the U.S. Our revenues may vary from quarter to quarter and season to season because of differing travel patterns during the year.

         IF THE TREND TOWARDS GETAWAY VACATIONS CHANGES, WE MAY HAVE TO REVISE OUR BUSINESS PLAN. We believe that this trend is well established and not likely to diminish over the next several years. It is one of the principal assumptions on which our business plan is based. If the situation changes, it will likely require us to refocus our business.

         WE MAY FACE HEAVY AND COSTLY COMPETITION. While our business plan does not contemplate substantial direct competition with scheduled airlines, there can be no assurance that, despite our strategy, we will not face price-cutting competition. Many airlines have far more capital available to them than we expect to. If our model is successful, larger airlines can compete with us by offering comparable service at a lower price than we could afford to offer. Since the deregulation of the airline industry in the late 1970s, many new airlines have started business, but have failed to compete successfully with established airlines.

         OUR EVALUATION OF THE MARKET MAY BE INCORRECT. Our business plan for the continuing implementation of our business strategy is based upon the experience, judgment and assumptions of management, upon available market information, and upon reactions to our business plan we have received from airline and travel professionals. There is no assurance, however, that our analysis is accurate or that we will, in fact, be able to follow our business plan or operate successfully.

         WE MAY HAVE LARGE FINANCING COSTS WHETHER OR NOT WE CAN GENERATE REVENUES. We plan to lease aircraft from the proceeds of this offering. Lease payments on the aircraft must be made even if there is no revenue from which to make the payments. If we are unable to attract enough business or our costs are higher than we expect, these lease payments could result in substantial losses and the discontinuation of our operations.


         OUR REVENUES COULD BE ADVERSELY AFFECTED BY OUR RELATIONSHIP WITH TRAVEL AGENTS. Our revenues will be partially dependent on our being recommended by travel agents to their customers. We expect travel agents to be particularly sensitive to the level and reliability of service we provide. While we anticipate paying a 15% commission to travel agents, which is higher than the level of commission being paid by the major airlines, travel agents may be unwilling to recommend our service to their customers until we have operated reliably with a high level of service for a period of time. If we do not gain favor, or we lose favor, with travel agents, this could adversely affect our results of operations.

         OUR COSTS COULD INCREASE IF THE NUMBERS OF FERRY FLIGHTS ARE GREATER THAN WE EXPECT. One of the principal ways that we intend to minimize our costs is to schedule flights in a way that minimizes "ferry flying," the repositioning of aircraft without paying passengers. In the event that we are unable to schedule "back-to-back" flights to the same vacation destination, our number of ferry flights will increase, resulting in an increase in costs. This cost increase could adversely affect our results of operations and financial condition.

         WE MAY HAVE HIGHER LABOR COSTS IF OUR EMPLOYEES UNIONIZE. Our business plan is based on salary scales comparable to other airlines, some of which are unionized. While we intend to treat and compensate our employees fairly and comply with the labor laws, we may not be able to prevent unionization of our work force. Resulting wage scales and work rules would likely increase our costs and make it more difficult for us to operate competitively.

         IF SERVICE CONTRACTORS DO NOT PERFORM PROPERLY, IT COULD ADVERSELY AFFECT OUR OPERATIONS. We will enter into agreements with contractors to provide equipment, facilities and services required for support operations. These will include baggage and ground handling services, aircraft maintenance, and specialized personnel training. The quality, cost and timely performance of these services is not under our control. In the event that the performance of the third-party contractors is unsatisfactory or delayed, it could require us to engage additional contractors to maintain schedule commitments, resulting in increased cost. In addition, unsatisfactory work by third-party contractors could adversely affect our operations by creating delays in our service to our customers, subjecting us to fines and penalties from the FAA as well as subject us to increased liability that may result from the work of the third-party contractors.

         SINCE WE WILL RELY ON A THIRD PARTY VENDOR TO MAINTAIN OUR RESERVATION DATABASE, OUR REVENUES COULD BE ADVERSELY AFFECTED BY ANY SERVICE INTERRUPTION. Only the largest airlines maintain their own reservation databases. Others rely on third party vendors to provide this service. We expect to use an Internet based ticketless reservation system owned and managed by a third party vendor. In the event such vendor ceases business operations or otherwise cannot provide us service, we would have to change vendors. Any interruption in our reservation database service could limit or eliminate our ability to receive reservations, which would have an immediate negative effect on our revenues.

         IF WE ARE UNABLE TO MAKE THE DESIRED ARRANGEMENTS WITH HOTELS, WE MAY HAVE HIGHER COSTS THAN WE ANTICIPATE. In February 2001 we entered into arrangements with several major hotel chains with operations in Caribbean and Mexican resort areas giving us the right to reserve blocks of hotel rooms at designated discount rates. We expect to enter into additional arrangements with other hotel chains in the future. If we are unable to obtain rooms on a bulk discount basis, our costs will be higher than we currently anticipate, and therefore either our prices to our passengers will increase or our margins will decrease.

         WE WILL BE DEPENDENT ON THE EFFORTS OF A FEW KEY OFFICERS. Almost all of the planning for our launching and operation of our business has been performed by Serge F. Feller and James W. Korth. Our business could substantially suffer, or our success be prevented, if either of them become unavailable to us as our business progresses.

RISKS RELATED TO THE AIRLINE INDUSTRY GENERALLY


         AS A RESULT OF RECENT TERRORIST ATTACKS, THE FUTURE DEMAND FOR LEISURE AIR TRAVEL REMAINS UNCERTAIN. On September 11, 2001, terrorists hijacked four commercial aircraft, two of which crashed into two of the World Trade Center towers in New York City, one of which crashed into the Pentagon in Washington, DC and one of which crashed into a field in Pennsylvania. We expect these attacks to have an adverse effect on the demand for leisure travel. We cannot predict how long this weakened demand will last or if demand for leisure travel will ever return to the levels sustained prior to the attacks. A decrease in demand for leisure travel could have a material adverse effect on our operations.

         THE INCREASED SECURITY MEASURES MANDATED BY THE FAA AS A RESULT OF RECENT TERRORIST ATTACKS MAY INCREASE THE COST OF OPERATING AN AIRLINE. In order to improve safety after the recent terrorist attacks, the FAA has mandated certain security measures at airports. These security measures will increase the costs of operating an airline and could reduce our profitability if they cannot be passed on to consumers.


         WE MAY NOT BE ABLE TO CONTROL OUR COSTS ADEQUATELY. The airline industry, historically, has low gross profit margins with high fixed costs in comparison to revenues. We believe we will be able to operate in a cost effective manner, but if we are unable to do so and lower costs cannot be achieved, it could adversely affect our results of operations.

         WE WILL BE VULNERABLE TO INCREASED COSTS. The operation of an aircraft depends on fuel, insurance costs, the payment of taxes, ground handling fees, airport fees and other expenses, all of which may increase from time to time. These costs could rise faster than our ability to raise our prices or otherwise generate the cash to pay increased costs. Rising costs could limit or eliminate our ability to operate profitably. Typically, fuel costs are the highest operating expense for companies providing airline service. Fuel costs and availability can be affected by political and economic conditions throughout the world. Any changes in the availability or cost of fuel could adversely affect us.

         WE MAY INCUR SUBSTANTIAL LOSSES IN THE EVENT OF AN AIRCRAFT ACCIDENT. We may incur substantial losses in the event of an aircraft accident. These losses may include the repair or replacement of a damaged aircraft, and the consequent temporary or permanent loss of the aircraft from service, as well as claims of injured passengers and other persons. We will be required by the DOT to carry liability insurance on each of our aircraft. We expect to maintain public liability insurance in the amount of at least $500,000,000. Although we believe our insurance coverage is adequate, we cannot assure you that the amount of our insurance coverage will not be changed or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our business, operations and financial results and could seriously inhibit passenger acceptance of our services.

         AIRLINES AND RELATED BUSINESS ARE VULNERABLE TO LABOR DISPUTES. The airline industry is heavily unionized and has a history of labor disputes and work stoppages and slowdowns. These factors could stop our operations even if the labor disputes occur at another company, like a ground handling company or a supplier of fuel on which we rely. Any stoppages or slowdowns could adversely affect our operations.


         AIRLINES ARE VERY SENSITIVE TO CHANGES IN THE GENERAL ECONOMY. The airline industry has a cyclical nature and is sensitive to overall economic conditions. Historically, downturns in the economy have caused a reduction in leisure and business airline passengers; any prolonged reduction in passenger traffic may adversely affect us. General economic conditions in the United States worsened throughout 2001 and, although there are substantial uncertainties in forecasting the economy, it may remain weak throughout 2002.

         AIRCRAFT INSURANCE COVERAGE MAY INCREASE IN COST. As a result of the events of September 11, 2001, the cost of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils has increased. It is unclear whether this insurance will be more expensive for us to obtain. Any increase in the cost of obtaining this insurance could reduce our profitability if we are unable to pass these increase cost to consumers with increased ticket prices


         OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY THE COST OF COMPLIANCE WITH PRESENT AND FUTURE FEDERAL REGULATIONS. We must obtain and maintain the necessary authorization from several government agencies to commence flight operations, including a Certificate of Public Convenience and Necessity from DOT and an operating certificate from the FAA. The DOT principally regulates economic matters affecting air service, including air carrier certification and fitness, insurance, and other economic operational matters. The FAA primarily regulates flight operations, especially matters affecting air safety, including airworthiness requirements for each type of aircraft and pilot and crew certification, and anti-noise restrictions on certain kinds of engines. Our authority, if we obtain it, will be subject to compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Because we are a new airline, the FAA will maintain increased surveillance and scrutiny of our operations for up to five years. In recent years, the FAA has issued or proposed mandates relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement, and increased inspections and maintenance procedures. There is no assurance that we will be able to comply with present and future federal regulations, including any additional safety-oriented regulations adopted by the FAA, and, if we are able to comply, this compliance could result in a substantial expense and could adversely affect our operations. If we are found by the FAA not to be in compliance with their regulations, we could be subject to fines, suspension of operating authority or criminal charges, any of which could adversely affect our operations.

         FAA REGULATIONS WILL REQUIRE US TO EXPEND A SIGNIFICANT AMOUNT OF MONEY IN ORDER TO REMAIN IN COMPLIANCE. FAA regulations will require us to replace the insulation blankets on the aircraft we intend to purchase by June 30, 2005 at an estimated cost of approximately $545,000 per aircraft. There can be no assurance that the cost of this work will not exceed this estimate or that we will not be required to expend significant additional funds to comply with other FAA regulations for these aircraft or other aircraft acquired by us. The cost of this compliance could have an adverse effect on our results of operations and financial condition.

         OTHER GOVERNMENTAL REGULATION COULD INCREASE OUR COSTS. The aircraft industry is highly regulated and scrutinized continuously by the federal government and foreign governments. It is possible that regulatory action could have an adverse impact on our business.

         OUR BUSINESS IS SUSCEPTIBLE TO POLITICAL RISK IN FOREIGN COUNTRIES. We will be landing some of our aircraft in foreign countries. A war, domestic disturbances, or a disagreement between the foreign country and the United States could cause a confiscation of our aircraft or otherwise limit our ability to carry on our business.


RISKS RELATED TO THIS OFFERING

         THIS IS A BEST-EFFORTS, MINIMUM-MAXIMUM OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR PREFERRED STOCK TO FUND OUR PLANNED METHOD OF GROWTH AND EXPANSION AS QUICKLY AS INTENDED. The placement agent, J.W. Korth & Company, is not obligated to sell on our behalf any number or dollar amount of our preferred stock or to purchase any number or dollar amount of shares at any time. J.W. Korth & Company has agreed to use its best efforts to sell on our behalf all of the preferred stock offered by this prospectus. However, we cannot guarantee how much of our preferred stock, if any, will actually be sold in this offering.

         We plan to use the net minimum offering proceeds to obtain the first two aircraft. After we have obtained the required FAA certification, we intend to execute our business plan by offering "Tourjets Non-Stop Vacations(sm)" packages. Thereafter, if sufficient net proceeds of this offering are available, we intend to obtain additional aircraft to expand our business as well as pay down the equity balance on leased aircraft to reduce our monthly interest expense. Our inability to obtain financing in excess of the minimum will impede the implementation of our plans for growth and expansion, thereby possibly extending the time required for you to realize a positive return, if any, on your investment in our company.

         IF A MARKET FOR OUR PREFERRED STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES. While J.W. Korth & Company intends to make a market in the preferred stock, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the preferred stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. If you are able to sell your shares, you may not be able to sell your shares at or above the initial public offering price.

         OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS. After completion of this offering, we have 47,000,000 shares of authorized and unissued preferred stock. These shares of preferred stock could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of the board of directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.




                                 USE OF PROCEEDS


         The net proceeds to us from the sale of the shares of preferred stock in this offering, after deducting the selling commissions and offering expenses payable by us, are estimated at approximately $6.9 million if the minimum of 300,000 shares is sold and approximately $69.2 million if the maximum of 3,000,000 shares is sold. For purposes of this section, we are assuming that each series of preferred stock will carry a 7% selling commission payable to the placement agent. This amount is only an estimate and will be negotiated prior to the offering of each series of preferred stock. The amount of the selling commission for each series of preferred stock will be contained in the applicable prospectus supplement. We will use the net proceeds of the offering for the leasing and purchase of aircraft, pre-certification expenses, offering expenses and general corporate purposes, including working capital.


         The amounts and timing of expenditures for each purpose is subject to the broad discretion of the management and will depend on the amount of net proceeds available to us and the effects of competition, many of which are beyond our control. Until required for operations, our policy is to invest our cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.


         The minimum offering column in the table below is our estimate of the use of the offering proceeds if the minimum of 300,000 shares is sold. This represents the minimum proceeds needed to obtain FAA certification and commence operations through the lease of two MD-80 aircraft. The maximum offering column in the table below is our estimate of offering proceeds assuming the maximum of 3,000,000 shares is sold. If the maximum amount of preferred stock offered is sold, resulting in net proceeds of approximately $69.2 million, we project that we will invest 72% of the offering proceeds in aircraft equipment, which would provide us with ownership of six MD-80 aircraft. Each column in this table expresses associated expenses and fees of the proceeds received from this offering.

The following table represents our expected use of proceeds from the sale of preferred stock in this offering. See "The Offering" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations."





                                              3,000,000                                                    300,000
                                              ----------                                                   -------
                                                SHARES                                                      SHARES
                                                ------                                                      ------
NUMBER OF SHARES SOLD                          (MAXIMUM      2,250,000     1,500,000      750,000         (MINIMUM
---------------------                          ---------     ----------    ----------     --------        --------
                                             OFFERING)(2)    SHARES(3)     SHARES(4)     SHARES(5)     OFFERING)(6)
                                             ------------    ---------     ---------     ---------     ------------

AREA OF USE
Gross proceeds from offering  .............   $ 75,000,000   $56,250,000   $37,500,000   $18,750,000     $7,500,000
Less offering expenses.....................        500,000       500,000       500,000       500,000        500,000
Less underwriting discounts and commissions      5,250,000     3,937,500     2,625,000     1,312,500        525,000
                                                 ---------     ---------     ---------     ---------        -------
Net proceeds from offering.................     69,250,000    51,812,500    34,375,000    16,937,500      6,925,000
Less FAA & DOT certification expenses (1)..      2,000,000     2,000,000     2,000,000     2,000,000      2,000,000





Less aircraft costs, including deposits....     54,000,000    40,500,000    17,305,000     7,402,500      3,000,000
                                                ----------    ----------    ----------     ---------      ---------
Working capital before certification ......     13,250,000     9,812,500     7,535,000     7,535,000      1,925,000
Less management bonus for certification....        950,000       950,000       950,000       950,000   ------------
                                                   -------       -------       -------       -------   ------------
Working capital after certification........     12,300,000     8,862,500     6,585,000     6,585,000      1,925,000




--------------------------------------------------------------------------------

(1) Includes $195,000 in accrued administration and consulting fees to J.W. Korth & Company from June 1, 2000 to June 30, 2001.

(2)  Represents us acquiring six aircraft for cash with no lease payments.
(3) Represents us owning 75% of the equity in six aircraft and making lease payments on 25% of the total aircraft equity, or approximately $170,000 per month.
(4) Represents us acquiring 32% of the equity in six aircraft and making lease payments on 68% of the total aircraft equity, or approximately $410,000 per month.
(5) Represents us acquiring 10% of the equity in four aircraft and making lease payments on 90% of the total aircraft equity, or approximately $355,000 per month.
(6) Represents us leasing two aircraft and making an initial aircraft lease deposit of approximately $900,000, which is typical of a standard aircraft lease. Under this scenario, we would own 5% of the equity in the two aircraft and make lease payments on 95% of the total aircraft equity, or approximately $187,000 per month.





                                 CAPITALIZATION


     The following table sets forth the capitalization of Tourjets Airline Corporation as of June 30, 2001 and as adjusted for the sale of preferred stock in the amounts set forth in the table, and the application of the net proceeds of the offering. This information should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.






                                                                                 AS OF JUNE 30, 2001
                                                     ---------------------------------------------------------------------------
                                                        ACTUAL
                                                      (UNAUDITED)                          PRO FORMA
                                                     ---------------------------------------------------------------------------
                                                                 3,000,000                                             300,000
                                                                 ----------                                            -------
                                                                   SHARES                                               SHARES
                                                                   -------                                              ------
                                                                  (MAXIMUM    2,250,000    1,500,000      750,000      (MINIMUM
                                                                  ---------   ----------   ----------     --------     --------
                                                                  OFFERING)     SHARES       SHARES        SHARES      OFFERING)
                                                                  ---------     ------       ------        ------      ---------
Accounts payable...................................    $218,965     $218,965     $218,965     $218,965      $218,965     $218,965
Due to stockholders
(Including FAA & DOT Certification Notes)..........     351,225      351,225      351,225      351,225       351,225      351,225
Total current liabilities .........................     570,190      570,190      570,190      570,190       570,190      570,190


Stockholders' Equity (deficit):
    Preferred shares, 50,000,000 shares
    authorized, $.001 par value,
    shares outstanding (pro-forma): ...............               75,000,000   56,250,000   37,500,000    18,750,000    7,500,000
    Common shares, 50,000,000 shares
    authorized, $0.001 par value, 4,605,000
    shares outstanding (actual): ..................       4,605        4,605        4,605        4,605         4,605        4,605


         Additional paid-in capital................     401,527      401,527      401,527      401,527       401,527      401,527
         Accumulated deficit.......................    (952,103)    (952,103)    (952,103)    (952,103)     (952,103)    (952,103)
                                                      ---------    ---------    ---------    ---------     ---------    ---------

         Total stockholders' equity (deficit)......    (545,971)  74,454,029   55,704,029   36,954,029    18,204,029    6,954,029
                                                      ---------  -----------  -----------  -----------   -----------   ----------

         Total capitalization......................    $ 24,219  $75,024,219  $56,274,219  $37,524,219   $18,774,219   $7,524,219
                                                      =========  ===========  ===========  ===========   ===========   ==========


                                 DIVIDEND POLICY

         Since inception on April 3, 2000, we have not declared or paid any cash dividends on our capital stock. We intend to pay primary and participating dividends as soon as we are profitable, though we cannot assure you when or if that will occur. Any future dividends will be paid at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors as the board deems relevant.

                             SUMMARY FINANCIAL DATA
                 DOVE ONE - PREDECESSOR AND TOURJETS - SUCCESSOR


                                                        PREDECESSOR         SUCCESSOR      SUCCESSOR & PREDECESSOR
                                                    ------------------  ----------------   -----------------------
                                                                                               PERIOD ENDED
                                                                                           -----------------------
                                                      PERIOD FEB 15,      PERIOD ENDED         FEB 15, 2000 TO
                                                     2000 (OPERATIONS    APR 3, 2000 TO         JUN 30, 2001
                                                       COMMENCED) TO      JUN 30, 2001     -----------------------
                                                       MAR 24, 2000         (UNAUDITED)          (UNAUDITED)
                                                    ------------------  ----------------   -----------------------

STATEMENTS OF OPERATIONS DATA:
  Charter Revenues ..............................       $ 488,028         $      --             $ 488,028
  Other Income ..................................              --             2,688                 2,688
  Cost of charter revenues ......................         303,063                --               303,063
                                                        ---------         ---------             ---------

    Gross profit ................................         184,965             2,688               187,653
  Operating costs and expenses:
    Ground services .............................          92,425                --                92,425
    Crew accommodations .........................          44,192                --                44,192
    Catering ....................................          17,556                --                17,556
    Depreciation ................................             937             6,068                 7,005
    Selling, general and administrative .........          12,510           948,923               961,433
                                                        ---------         ---------             ---------

  Income (loss) before income taxes .............          17,345          (952,303)             (934,958)
  Income taxes ..................................              --                --                    --
                                                        ---------         ---------             ---------

  Pro forma net income (loss) ...................       $  17,345         $(952,303)            $(934,958)
                                                        =========         =========             =========



NOTE: No information is given for the period between the conclusion of Dove One's operations and the formation of Tourjets (March 24, 2000 to April 3,
2000), during which period operations were not material.

BALANCE SHEET DATA

         This unaudited pro forma information on the Balance Sheet does not purport to present what our financial position would actually have been if the transactions in fact occurred on those dates, or to project our financial position for any future date or period. These unaudited financial statements should be read in conjunction with historical statements of Tourjets and Dove One.


         The following referenced balance sheet is presented on a historical basis and on a pro forma basis, as adjusted to reflect the net proceeds from the sale of the preferred stock less 7% of the aggregate offering amount in commissions and offering expenses of approximately $500,000, and the purchase of six MD-80 series aircraft at $9,000,000 each.



                                                                           AS OF JUNE 30, 2001
                                            ---------------------------------------------------------------------------------
                                               ACTUAL
                                             (UNAUDITED)                 PRO FORMA AS ADJUSTED (UNAUDITED)
                                            ----------------------------------------------------------------------------------
BALANCE SHEET DATA:                                        3,000,000                                                300,000
                                                          -----------                                               -------
                                                            SHARES                                                   SHARES
                                                            -------                                                  ------
                                                           (MAXIMUM      2,250,000     1,500,000       750,000      (MINIMUM
                                                           ---------     ----------    ----------      --------     --------
                                                           OFFERING)       SHARES        SHARES         SHARES      OFFERING)
                                                           ---------       ------        ------         ------      ---------
Current assets ..........................     $ -------   $15,249,445   $11,288,281   $17,045,781   $ 9,510,781   $ 3,900,781
Property and equipment...................        17,744    54,017,744    40,517,744    17,322,744     7,420,244     3,017,744
Other assets ............................         6,475         6,475         6,475         6,475         6,475         6,475
Total assets ............................        24,219    69,273,664    51,812,500    34,375,000    16,937,500     6,925,000


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

     RESULTS OF OPERATIONS

              We are a successor to the business of Dove One Inc, a Delaware corporation, which was incorporated in 1990. Our founders acquired Dove One in November 1999. Our business is not a continuation of the operations conducted by Dove One through the acquisition. Because the post-acquisition operations of Dove One are relevant to an understanding of our business plan, we are including with this section a discussion of those operations.

     OPERATIONS OF DOVE ONE

              Serge Feller and J.W. Korth & Company purchased all of the outstanding stock of Dove One in November 1999. Upon purchasing Dove One, Mr. Feller contacted numerous tour operators and aircraft brokers to determine their interest in using Dove One to arrange, through certificated airlines, airline service for tour packages. Numerous tour operators and aircraft brokers expressed positive interest in doing business with Dove One.

              Dove One then arranged, as agent for tour operators, flights using the aircraft, personnel and ground facilities of Casino Express Airlines and Lorair, two unrelated air carriers. Dove One contracted with these airlines to "wet lease" a Boeing 737-200, along with crew, maintenance and insurance, for those flights.

              Dove One's first flight occurred on February 19, 2000 from Boston Logan Airport to Montego Bay, Jamaica. Forty flights occurred on this basis from February 19, 2000 to March 24, 2000, serving three different tour operators. The flights were from Boston, Massachusetts to Curacao, Aruba, Nassau, Montego Bay, Jamaica, and Ft. Lauderdale, Florida.


              During this period, Dove One realized $488,000 in revenues from tour operators and other airlines in need of substitute aircraft. Dove One's primary customer relationship was with a tour operator, which contracted through Dove One to arrange for flights. Dove One arranged for Casino to provide all of these flights. The tour operator paid Casino $332,384 for the flights. In addition, Dove One paid some of Casino's expenses (catering, ground handling and crew stationing), amounting to $134,981 to third party vendors. Casino reimbursed Dove One a portion of the amount paid by the tour operator ($23,701) and gave Dove One credit for the $134,981 in expenses paid by Dove One. In addition, Dove One arranged for additional flight hours' use of the aircraft of Casino and Lorair. Dove One received $146,200 from these additional aircraft operations for which it arranged these air services. Dove One paid the airlines $2,900 per block hour, or $96,599. Dove One also paid $13,055 to transport the crew for these flights to the point of operations.


              Based on generally accepted accounting principles, Dove One generated $488,028 in revenues, incurred $470,683 in expenses, including depreciation, and had a net income of $17,345 for the 38 days it operated.

              These figures have only limited significance for predicting how our business can be expected to operate once we begin regular operations. Our operations will differ from Dove One's operations in the following major respects:

     - Dove One "wet leased" its aircraft, which is the most expensive way of paying for the use of aircraft and which is used in the airline industry only in the event of a short-term shortage of available aircraft. We expect our costs of leasing or acquiring aircraft will be lower than the cost of a wet-lease.

     - Dove One, by not employing its own full time personnel, incurred some expenses ($44,000 to house crews in hotels during off-duty time and $13,000 in crew transport expenses) that would not be expected under normal operations. We believe that these expenses would be limited to hotel accommodations during duty time in the normal course of operations.

     - Dove One did not directly pay aircraft operations overhead. All such overhead was included in the aircraft lease payment to Casino Express. Once we begin planned operations, we will not incur lease costs and instead we will have substantial overhead, i.e., employees, office and rental expenses, the level of which overhead will depend on the number of aircraft and the scope of sustained operations.

     - Dove One's services involved one aircraft on a short-term basis. All contract-related costs, including catering and ground services, were acquired at or near consumer retail prices. We expect that our costs for these items will be substantially less per unit.

              On March 24, 2000, a truck operated by a ground services company damaged the Boeing 737-200 aircraft while parked at Logan International Airport in Boston, Massachusetts. Suitable substitute aircraft were not available at that time to provide comparable services. Our founders decided to cease operations as Dove One and form a new corporation, with the goal of becoming a certified air carrier with its own aircraft fleet. The new corporation was formed in April 2000, and, in September 2000, changed its name to Tourjets Airline Corporation.

              The results experienced during Dove One's operations helped the founders to conclude that their business plan is sound and has a reasonable chance to succeed when applied on a permanent basis through Tourjets. We feel optimistic about our business model because Dove One's operations demonstrated that there is an opportunity to develop substantial business in the market we have targeted. Dove One attracted its business without substantial marketing expense and with essentially no track record as an operating airline. We believe that with a reasonable amount of direct marketing to travel agents, aircraft travel brokers and tour operators, we will be able to increase the level of business Dove One was able to develop in the first quarter of 2000.

     TOURJETS AIRLINE CORPORATION

              Since our incorporation on April 3, 2000, we have not engaged in any commercial operations. We have devoted our efforts to establishing the business plan, preparing for this offering, locating experienced officers and employees, engaging directors, talking with owners of aircraft about possible purchases, and developing necessary manuals for aircraft, maintenance and crew training.


              We have applied to DOT for authority to operate in domestic and international air transportation of persons, property and mail. The DOT has reviewed our application and on September 6, 2001, the DOT issued its final approval of our application and issued us certificates of public convenience and necessity authorizing us to provide interstate and foreign charter air transportation of persons, property and mail.


              We have also filed a PASI (Pre Application Statement of Intent) with the FAA. The FAA has assigned a National Certification Team to assist the local FAA office with the processing of our certification. We are involved in the regular process of detailed FAA review of our proposed method of operations. Final FAA approval will require us to demonstrate our capabilities with our actual aircraft. Thus, until and unless we close this offering and are thereby able to acquire aircraft, we will be unable to receive FAA approval.

              Since our formation in April 2000, we have not received any revenues, and we are unable to offer flights until we receive DOT and FAA certification. From inception through June 30, 2001, we have sustained cumulative losses, primarily related to general and administrative activities, organization and development, of $952,303: $475,865 for offering expenses, $424,963 for consulting fees, $12,600 for professional fees, $8,921 rent, $11,439 for travel, $6,068 in depreciation, and $14,935 for miscellaneous expenses. Since June 30, 2001, we have incurred additional expenses of approximately $2,679.


              We expect to incur substantial costs in the future resulting from the acquisition of aircraft, equipment, pre-certification costs, deposits, airport service providers and fuel service. Additional expenses will include airport facilities, maintenance costs, and marketing.

              Our operating expenses will depend on several factors, including the level of aircraft maintenance and repair expenses. Development of our planned flights will depend upon economic factors that we cannot predict. Management may, in some cases, be able to control the timing of developmental expenses, in part, by controlling growth. As a result of these factors, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as an indicator of future performance.

              The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating our prospects. To address these risks, we must, among other things, successfully develop and commercialize our services, secure all necessary government approvals, respond to competitive developments and continued government regulation, and continue to attract, retain and motivate qualified persons.

     LIQUIDITY AND CAPITAL RESOURCES

              While Dove One, our predecessor company, generated $488,000 in revenue within its first month of operation, Tourjets has not yet incurred any cash flows from operations since inception. We have expended and expect to continue to expend substantial funds to complete our planned service development efforts. Our future capital requirements and the adequacy of available funds will depend on numerous factors, including:

              -  obtaining sufficient funding to acquire aircraft and equipment;
              -  the successful commercialization of planned flights;
              -  fuel price and availability;
              -  hiring qualified personnel;
              -  keeping pace with government regulation;
              -  obtaining adequate insurance;
              -  the development of contractual agreements with airports; and
              -  the use of airport service providers.

              Until we receive the proceeds from this offering, the principal founders are financing the operation out of their own funds in the form of loans to the Company. As of June 30, 2001, the company owed the founders $401,527. Our monthly expenditures during this interim development period will be approximately $35,000 per month.

              Our principal founders (Serge F. Feller and J.W. Korth & Company) have supplied all of the funds necessary to get started and pay the pre-filing expenses of this offering. We have agreed to reimburse the founders for all of the DOT, FAA and offering expenses incurred by them on behalf of the company. We expect to defer the majority of the additional expenditures that are necessary to carry out our business plan until adequate funds are on hand. The bulk of FAA certification expenses will be incurred when sufficient funds are available from this offering.


              Upon conclusion of this offering and after paying for all offering and pre-certification expenses, we expect to have approximately $12,300,000 in general working capital if we sell the maximum number of shares and $4,900,000 if we sell the minimum amount of preferred stock in this offering. If we are fully staffed and do not receive any revenue, having sold the minimum shares in this offering, we believe we could sustain continuing losses for a minimum of eighteen months from the closing of this offering.

              The net proceeds from this offering should leave enough money to cover pre-certification operational costs of approximately $2,000,000 and the cost of obtaining the aircraft, and to leave sufficient operating funds to meet DOT capital requirements. Under DOT regulations, our business plan filed with the DOT requires us to have a minimum of 90 days of in "spare cash" to obtain certification and commence operations.

              In the event our plans change or our assumptions change or prove to be inaccurate, or the proceeds of this offering prove to be insufficient to fund operations, we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more or less favorable than those of this offering. We do not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate some aspects of our operations. Lack of adequate additional funds could materially adversely affect our business, financial condition, and results of operations.

                                  OUR BUSINESS

     INTRODUCTION


              Tourjets is the successor to Dove One, Inc. and was incorporated on April 3, 2000. We intend to operate our own airplanes and to create, market and provide complete getaway vacation packages. We have received DOT approval and are in the process of completing FAA certification. Primarily, we will use the proceeds from this offering to acquire jet aircraft subject to lease-to-own agreements. We anticipate operating these aircraft primarily for "Tourjets Non-Stop Vacation" flights and to earn money from operating our aircraft and providing services to tour operators, other airlines, cruise lines and the US Military.



     OUR PRIMARY PRODUCT: TOURJETS NON-STOP VACATIONS(SM)

              We will be offering nonstop scheduled flights to selected vacation destinations from metropolitan areas that are not currently served by non-stop flights. Customers will be able to choose their accommodations from pre-selected packages or create their own vacation itinerary online.

              We will focus and capitalize on the recent growing trend of busy Americans to take 3, 4, and 7-day getaway vacations. To do this efficiently and economically, we will combine two traditionally separate entities, the airline and the tour operator, to offer easy and affordable getaway vacations from secondary, less crowded airports.

              Our vacations will be booked through travel agents and on our website on the Internet. Our non-stop "point to point" flights will offer the shortest possible travel times and the longest possible vacation times. Wherever possible, we will depart from less stressful, smaller, less congested airports. We will also offer hotel accommodations together with air travel for one price. We believe our vacation packages will be economical, often costing less than accommodations and air travel booked separately.

              We will focus on the numerous cities across the U.S. that currently require passengers to take burdensome and time consuming connecting flights to reach selected vacation destinations. For our customers from these cities, we think our service will mean more vacation time and more relaxation and fun.


              We have entered into non-exclusive written bulk rate discount agreements with a number of major hotel companies with operations in Caribbean resort areas, including Fiesta Americana, Hilton, Hyatt, Marriott, Omni, Sheraton and Westin. These agreements give us the right to buy hotel rooms directly in bulk, with the right to resell them to our Tourjets Non-Stop Vacations(sm) customers. The terms of these agreements vary, based on property location, seasonality and quantity of rooms purchased. The fact that we have entered into these agreements does not mean that we will necessarily be booking packages with these hotels. Whether we utilize these agreements with any one hotel will depend on the packages we actually offer. These agreements provide a supply of discounted hotel rooms on an as-needed basis without any obligation on our part. By being able to buy hotel rooms directly from these resorts, we will not have to pay commissions to third-party agents. We expect to earn profits on the resale of the rooms as part of our Tourjets Non-Stop Vacations(sm). These contracts are customarily subject to annual renewals. While we expect that renewals will be available to us, should we not be able to renew these contracts, it could adversely affect our operations.

              We expect to enter into additional contracts or change hotel properties within a hotel chain as we increase our vacation destinations. We do not believe that we will encounter any substantial difficulties in obtaining additional bulk hotel contracts.

     U.S. TARGET GATEWAY DEPARTURE AREAS

              We have identified a number of communities or non-hub metropolitan airports that currently do not offer non-stop service to our targeted vacation destinations. Each "point to point" market will be analyzed based on the number of existing flights, routing and departure times, the size of the overall market, year to year growth, seasonal airline activity and prevailing ticket prices. We will choose to serve those cities that offer the best opportunity based on an analysis of these factors, and we will constantly update this analysis and re-deploy our aircraft based on changes in the marketplace. By positioning our aircraft at a vacation destination each of our aircraft will be capable of serving up to 12 U.S. gateway cities per month. Certificated airlines are authorized to fly from all public airports. The cost structure of a particular airport is not likely to be a material factor in our decision whether to fly from that airport.


              The following are our potential U.S. gateway metropolitan departure areas: Atlanta, Baltimore, Birmingham, Boston, New York, Charleston, Charlotte, Chicago, Cincinnati, Cleveland, Colorado Springs, Columbus, Dallas, Dayton, Dulles, Denver, Des Moines, El Paso, Flint, Ft. Lauderdale, Ft. Myers, Grand Rapids, Greensboro, Greenville, Gulfport, Hartford, Houston, Indianapolis, Islip/Long Island, Kansas City, Las Vegas, Lexington, Little Rock, Long Beach, Louisville, Madison, Manchester, Memphis, Midland/Odessa, Milwaukee, Minneapolis, Mobile, Nashville, New Orleans, Norfolk, Oakland, Oklahoma City, Omaha, Ontario, Orlando, Philadelphia, Phoenix,Pittsburgh, Portland, Providence, Raleigh/Durham, Reno, Richmond, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, Santa Ana, Santa Barbara, Savannah, St. Louis, Tampa, Toledo, Tucson, Tulsa, West Palm Beach, White Plains, and Wichita. Actual schedules will vary seasonally and will be based on our continuing assessment of demand and local and overall market conditions.

              We will evaluate these areas for profitability when paired with vacation destinations in Mexico, the Caribbean, the Bahamas, the U. S., Canada, and Bermuda. We expect that we will identify other gateway areas based on demand. The fact that a particular metropolitan area is listed here does not mean that we will be flying from those areas. The number of gateway departure areas that we will be able to serve at any one time will be determined by the number of aircraft we have in service, the profitability of particular gateway departure areas actually being served, and our estimate of the potential profitability of a particular new or additional gateway departure area.


     OUR OPERATING MODEL


              In the near term with the proceeds of the minimum offering, we expect to enter into lease-to-own agreements with respect to quality aircraft with approximately two-thirds of their useful lives remaining. These aircraft are generally less expensive than comparable new aircraft. Typically, these agreements require a higher down payment than operating leases but provide the option to purchase each aircraft at any time during the three- to four-year term. The monthly lease payments would consist of an equity portion and an interest portion calculated at approximately 10% on the remaining equity balance. In the event we raise sufficient proceeds in this offering to do so, we intend to exercise our right under the terms of the lease-to-own agreements to acquire these aircraft through the pay off of the outstanding equity balances under each of the lease-to-own agreements.


              Our business plan has been built from the experience of operating our predecessor company, Dove One, and from our analysis of the airline/travel industry.

              We intend to distribute these vacation packages to the public through travel agents, corporate travel desks and directly via the Internet. We intend to feature a high level of personal service by our cabin attendants and other airline personnel in order to make our service as attractive as possible to individual travelers.

              Our core strategy will be to provide vacation packages (a) taking less travel time, (b) with convenient schedules and (c) through a single point of contact. We believe we will be the first regional-sized airline to build itself around these features. By following this strategy, we intend to become the leader in getaway vacation packages.

              Our research indicates that there is a market for this kind of service, based on the continued growth of the vacation travel marketplace, domestic economic prosperity, the travel industry trends discussed under "The Travel Industry In General", and the results and experience of Dove One.

         We believe the following key strategic advantages in our operating model will allow us to offer these attractive vacations and operate at a profit:

- NON-STOP FLIGHTS. We will fly non-stop to vacation spots, thereby adding many hours to the vacationers' actual vacation time. Vacation travelers from many cities are often routed through connecting flights before arriving at their final vacation destination. Although we will be authorized to fly from all public airports, we plan to fly non-stop from less congested, non-hub airports. Therefore, we will avoid time-consuming connections. Shorter flight times will also save us fuel and crew costs.

- COMPETITIVE PRICING. In addition to offering convenient and comfortable flying and quality accommodations, we believe our Tourjets Non Stop Vacations(SM) will be priced competitively with prices for travel packages offered by travel agents and major airlines. Also, based on our study of recent newspaper advertisements and prices listed on the Internet, we expect that our one-price packages will generally cost less than comparable flights and accommodations bought separately.

- MD-82 AIRCRAFT. We intend to fly MD-80 series aircraft, which feature five-across seating, fewer middle seating areas, and ample leg room.

- QUALITY SERVICE. We will feature quality food and beverage service, with such low-cost and attractive features as chocolate truffles and hot towels to all passengers.

- QUALITY PRE-APPROVED ACCOMMODATIONS. Vacationers booking Tourjets Non-Stop Vacations(SM) will be staying in hotels that we have pre-approved for quality and value. We intend to maintain the highest quality of vacation destination accommodations to further enhance the Tourjets brand.

- SERVICE-ORIENTED PERSONNEL. We plan to hire service-oriented personnel, train them to provide superior service, and rate their performance on the basis of customer satisfaction. Our goal is to provide our service staff current, accurate information about flight delays and weather conditions so that they can quickly communicate this information to our customers.

- SINGLE POINT OF CONTACT. We plan to provide our customers with a single point of contact for all their vacation matters. Travelers on Tourjets Non-Stop Vacations(SM) will have the comfort of knowing they can contact us with their travel needs and questions. We will have an international 24-hour help line for travel problems, extensive first aid equipment on the aircraft with trained staff and a medical hot line.

TOURJETS ADVANTAGES

         We have based our business plan and financial model on assumptions involving the various aspects of our business: our expected financial structure, the aircraft fleet, revenues, cost of our operations, and overhead. We believe that our business model can be a financial success because of the following reasons:

- EXPERIENCED PERSONNEL. Serge F. Feller, our Chairman, CEO & President, has substantial aviation experience. During 1998 and 1999, he was Executive Vice President of World Airways, Inc., a U.S. certified charter and scheduled airline, where he directed the airlines sales and marketing efforts and operations of the scheduled, charter and military businesses, of that airline. During his tenure at World Airways, Mr. Feller identified an underserved niche in the airline business and made numerous contacts in the tour operator industry. He left World Airways to fully develop the Tourjets business plan with J.W. Korth & Company. During February and March 2000, the principal founders tested the business plan as Dove One, Inc., developing tour operator business utilizing unaffiliated airlines. In addition to Mr. Feller, we have recruited a number of veteran airline executives to fill the key positions needed to commence commercial operations. See "Management."


     - ADEQUATE CAPITAL TO FUND OUR OPERATIONS. If our estimates of the amount of capital necessary to start operations prove correct and our operations go according to our economic forecast, we will avoid the problems of inadequate cash resources that have crippled and ultimately killed other start-up airlines. If we commence operations with leased aircraft upon closing of the minimum offering, we believe that the net proceeds from this offering will be sufficient to satisfy our cash requirements for at least eighteen months if we do not grow or make a profit.


- FLEXIBLE UTILIZATION OF AIRCRAFT AND ASSET DEPLOYMENT. Because we will not need to commit to a long term and high frequency schedule, we will have the advantage of not having to commit to the overhead traditionally associated with major hub-operating scheduled carriers. We also will have greater flexibility in scheduling. We intend to maintain seasonal schedules to vacation destinations and subcontract ground and passenger handling, catering, and fueling, enabling us to switch destinations within a very short time frame. Once certificated, we can readily file a public charter prospectus with the DOT and gain approval to fly into new airports on comparatively short notice and develop and offer a product targeted at that market. We can then choose to retain or change the product, depending on how many people we fly and the competitive pricing situation. In short, filing a public charter prospectus with the DOT can, with relative ease, enable us to test a new market and focus on those most responsive to our products.


- EFFICIENT AIRCRAFT. MD-80 series aircraft are more efficient than the aircraft typically flown by existing smaller airlines. These aircraft are more than adequate to serve our intended range. Our central location in South Florida will give our jets easy access to major Caribbean destinations and major Northeast and Central United States population centers. This reduction in "down" time should enable us to deploy our assets efficiently.


- PLANNED ACQUISITION OF AIRCRAFT. We plan to obtain through entering into lease-to-own agreements up to six used MD-82 aircraft on a staggered schedule. Based on current market conditions, we do not expect difficulty in obtaining these aircraft at reasonable terms. There can be no assurance, however, that we will be able to obtain them on favorable terms or at all.


- AVOIDANCE OF HUB AIRPORTS. We will fly nonstop "point to point." Because we will not be tied to hub airports, we will avoid extra flying time from connecting airports to hub airports. This means that our non-stop flights will be generating revenue in the most efficient manner possible - on non-stop flights from departure city to vacation destination. In addition, we will avoid the costly fee structures associated with gate space, take-offs and landings at major hub airports.

- SERVICE FROM AREAS NOT SERVED BY NON-STOP VACATION FLIGHTS. We intend to depart largely from cities that have no scheduled non-stop service to our planned vacation destinations. If competition develops in any of our markets, we can reposition our aircraft to another market that is less competitive. This would dissipate our brand recognition in those markets that we leave.


- SALE OF HOTEL ROOMS. We expect to be able to sell hotel rooms to our "Tourjets Non-Stop Vacations(SM)" customers at a mark-up, based on our purchase of hotel rooms on a wholesale basis. Moreover, since we will not be paying a hotel broker or travel agent for these rooms, our margin will increase by the amount of commission saved.

- INTERNET RESERVATION SYSTEM: We expect to use an internet based ticketless reservation system owned and managed by a third party vendor and designed for use by consumers and travel agents. The benefit of an Internet- based system is that it provides a low cost means of linking remote users to the system. A remote user can log in over the world wide web. In most reservation systems, customer records are removed from the system the day after the passenger has flown. In our system, an on-line transaction history will remain and allow us to recognize returning customers and catalogue their travel histories, and contact information.


- RELIABLE PARTS SUPPLY. We expect to purchase parts on a "just-in-time" basis though AAXICO Sales Inc., a leading supplier of aircraft parts minimizing inventory costs. We intend to purchase parts from AAXICO and expect to take advantage of their worldwide network of distributors. AAXICO may be deemed an affiliate of J.W. Korth & Company, one of our principal founders and our principal underwriter.

         There can be no assurance that our business strategy will prove successful in the short or the long run. See "Risk Factors" for a summary of the risks we believe exist that might prevent us from being successful in carrying out our business plan.

                             OUR MARKETING STRATEGY


         Consumers have choices in determining who their travel providers will be. Building brand loyalty by offering greater value is critical in motivating our customers to choose our vacation packages and other travel products over another. Successful strategies will create competitive advantage by delivering value as the key product.

         Value is a qualitative term that means different things to different types of air travelers or vacationers. For the business traveler, value may mean frequency, schedule, on-time departure, expedited check-in, or no lost bags. For visiting friends and relatives (and leisure traffic), value may mean the lowest seat price and, direct, point-to-point service. For long-haul passengers, value may be seat pitch (the distance between seats in the aircraft cabin), in-flight entertainment, and food and beverage service. Successful airlines, regardless of their markets, must understand how to build a strategy for delivering value to their targeted consumers. Understanding what our target market considers as value and consistently delivering it will be the task of our employees, officers and directors.

         We will endeavor to deliver a high value product, featuring less travel time, convenient schedules and single point of contact for all vacation details. We believe we will be the first regional-sized airline (airlines with less than $100,000,000 in annual revenues) to provide air travel and accommodation packages. We intend to become the leader in getaway vacation packages. In addition to delivering a high-value travel product, we will strive to deliver quality, reliability and consistency.


TARGETED DISTRIBUTION


         We plan to market our Tourjets Non-Stop Vacations(SM) through three major channels: travel agents, corporate travel desks, and direct to customers via our web site. Enhanced web interface provides diverse and less expensive sales distribution than conventional reservation systems of the past.

         Most vacation travelers continue to consult with their travel agent. Currently more than 66% of all international travel is booked through travel agents and 20% directly with the airline. It is projected that more people will book online as systems become available based on the American Travel Survey issued by the DOT. For this reason, we expect to allocate resources to all three channels.


- TRAVEL AGENTS with IATA (International Association of Travel Agents) codes will be able to log onto our web site and make reservations online. Ticket confirmations will be issued via e-mail or fax and submitted directly to the customer and the commission will immediately be calculated and accounted for. We plan to pay between 10% to 15% commission to travel agents who sell our vacation packages. This commission structure compares very favorably to the 5% to 7% commissions paid by major airlines and is comparable to the amount paid by tour operators. Travel agents will not need any special software or hardware to book a Tourjets vacation reservation.


- CUSTOMERS will also be able to log onto our web site to make reservations online. However, bookings made by individuals do not need an IATA number and will not earn commissions. We plan to maintain an easy to understand pricing module with the following choices: Standard Package or Deluxe Package (includes higher price hotel, transfers, etc.) and 3, 4, or 7 days. Additional options may include taxi vouchers, activity tickets or reservations such as golf, scuba excursions and volcano tours.

- CORPORATE TRAVEL DESKS of larger companies with 1,000 or more employees often search for additional vacation travel products and services to offer. Corporate travel desks typically search the Internet to find the best fares and to make reservations for business travel and hotels. With today's technology it has become very easy to establish a corporate travel desk, often creating a separate profit center. We believe this trend will continue and will seek to market directly to these in-house travel desks. We expect to pay the same 10% to 15% commissions as we will pay to IATA travel agents.


PRICING OF TOURJETS NON-STOP VACATIONS(SM)

         We will analyze each potential gateway city as to the number of existing flights, routing and departure times, reputation of other carriers, the size of the overall market, year-to-year growth, seasonal charter activity and prevailing ticket prices. Once we choose a new market, we will use a simple pricing module that is easy to alter if market conditions change.

         We will set the price for the airline ticket portion of the package based on prevailing ticket prices for that market. We will set the price for the accommodations portion by marking up our cost by a factor appropriate to the hotel market for that destination. We expect that, on the average, our vacations will cost customers between $600 and $800 per person, double occupancy, for to a 3 to 4-day vacation, and between $900 and $1450 per person, double occupancy, for a 7-day vacation. Ticket prices will vary depending on prevailing market conditions and seasonality.

OTHER POTENTIAL MARKETS


         To obtain revenue when our aircraft may not be fully utilized serving vacation travelers, we will offer services to people and companies in need of supplemental flights, directly and through airline brokers. Irrespective of the number of aircraft we operate, we will actively seek to promote our services on a one time or continuing basis.


         To supplement our Tourjets Non-Stop Vacations(SM) revenues, we will seek to be active participants in servicing the following types of customers:


- TOUR OPERATORS: Tour operators generally create land and air packages for sale through retail travel agents. The majority of the air travel portion of these packages is provided by scheduled airlines or by "track" programs (low frequency but repetitive domestic and international flights between city pairs). Incidental or ad hoc flights provide airline seats to cover passenger overflow during peak holiday seasons. In addition, tour operator business consists of special events - like fan travel to holiday college football bowls - in which the tour packager may contract directly with us at the outset to ensure availability, quality and reliability and direct service. We intend to focus on developing all three segments of the tour operator market, with an emphasis on vacation packages.

- CRUISE LINES: We intend to provide our aircraft, as available, to supplement the scheduled airlines' carriage of passengers to cruise departure points. We also intend to commit capacity to seasonal cruise line flying as market opportunities arise and our capacity permits. Being headquartered in South Florida, we are located in the "cruise capital" of the world, in that both the Port of Miami and Port Everglades in Ft. Lauderdale are within minutes of two major international airports. Major cruise lines, including Royal Caribbean, Carnival Cruise Lines, Princess Cruises, and Holland America Line, are located in one or both of these ports. Cruise vacationing grew throughout most of the 1990s. There is no certainty that growth will continue.

- CORPORATE INCENTIVE TRAVEL: There is a large and growing market for corporate incentive travel. Corporations that sponsor incentive travel programs typically do so between two and four times per year, with an average length of stay of three to five days. The primary targets of incentive travel programs are internal salespeople, followed by dealers and distributors. Climate is generally the major consideration when selecting a destination, with Florida and the Caribbean ranking as the number one domestic and international destinations, respectively. Additional factors considered by corporate travel planners include cost, accessibility, type of resort, and reliability and convenience of air service. Most incentive-related travel occurs during the January-March and October-November periods. We intend to service the incentive provider (either the end-user's in-house corporate travel department or an outside professional organizer) by offering to fly from all public airports.


- THE U.S. MILITARY: After one year of service, we will be eligible to qualify as a member of the Civil Reserve Air Fleet (CRAF), which means that we would be required to provide air service to the military in time of war. Similar to other non-scheduled airlines, in peacetime we intend to provide military non-scheduled services under two basic contract types:

- COMMERCIAL AIR MISSIONS: These contracts are for domestic flights only and are awarded to the lowest bidder. While membership in CRAF is not a requirement for bidding, CRAF members are generally given priority in the awarding of contracts.


- FIXED BUY/EXPANSION: An airline must be a CRAF member to be awarded a Fixed Buy or Expansion mission, which are for international flights only. These contracts provide for set rates based on an airline's Mobilization Value
     (MV) points. As members of CRAF, carriers are entitled to a number of Fixed Buy contracts based on their accumulated MV points. Points are awarded by the military based on the number and type of aircraft in an airline fleet. Companies frequently enter teaming arrangements in order to share MV points, or purchase points from other air carriers to supplement their own MV totals.

- "AD-HOC" FLIGHTS: There is a substantial market for "ad hoc" (one-time) airline service, including providing airlift to sports teams to "away" games. We intend to focus our marketing efforts in this regard on intercollegiate athletics. While a portion of the college business is booked through brokers, some is booked directly by colleges with individual airlines. We intend to establish and maintain direct contact with university athletic directors - through mailings, e-mails, phone calls and attendance at conventions of college athletics administrators. We also intend to target specific football conferences that we believe have a strong potential for new and repeat business. We believe that we will be able to provide consistent, reliable, high-quality service to the intercollegiate athletics market through our expected fleet of mid-size jets.

                               AIRLINE OPERATIONS

         The following is a description of our plans to operate the airline once we obtain the operating authority and acquire the necessary aircraft. These plans are subject to review and revision both by us and by the DOT and the FAA. In some instances substantial planning, preparation and investment will be needed to set up the airline's operations. We believe that, based on our relevant aviation industry experience and the anticipated availability of funds from this offering, we will be able to sufficiently satisfy the required preparation, planning and training and that we will be ready for operations once the authority is obtained.


- SECURITY: We expect that, as a result of the September 2001 terrorist attacks, the FAA and the traveling public will place increased emphasis on airlines' policies regarding aircraft security. We intend to develop, subject to FAA approval, stringent security policies and procedures designed to lessen, to the maximum extent practicable, the risk of incidents that would jeopardize our passengers, crew and aircraft.


- FLIGHT OPERATIONS: Flight operations (including aircraft dispatching and crew scheduling) will be planned and controlled by our flight operations group operating out of our headquarters. Our operations headquarters will be staffed on a 24-hour basis, seven days a week. Logistical support necessary for extended operations outside our fixed base will be coordinated from headquarters. We intend to maintain a fully automated dispatch facility, including advanced weather tracking services, automated flight planning and standard air-to-ground communications systems. All required personnel will be specially trained and licensed. Part of our operation will be a 24-hour customer hot line. Here a dispatcher can get a distress call from a customer and then contact our local representative at the vacation destination to help the customer.

- OFFICE SPACE: Our principal founders plan to lease office space at Ft. Lauderdale-Hollywood International Airport on a one-year lease term basis. We expect to assume the lease as soon as we begin operations. We may choose to lease additional space at other airports as necessary. In addition, we will lease other facilities at various locations as required by our sales staff, flight crews, maintenance staff and other employees. We consider our present office space facilities to be sufficient for our needs. However, within about six months following this offering, we will likely need to add additional office space. We believe that suitable office space is generally available at commercially reasonable terms and conditions.

- FUEL COSTS: Jet fuel costs represent approximately 20% of the gross expenses of operating aircraft that we intend to fly. Fuel costs have been rising in the past year and thus far the costs have been passed on by airlines to airline customers. It is possible that, should costs rise to a higher level, they may not be accepted by the customers and that gross profit margins may be lowered as a result. We intend to mitigate our fuel price risk somewhat by including a provision within our standard contract that requires customers to reimburse us for fuel price increases in excess of the fuel price agreed upon in the contract. The contract will require us, however, to notify the customer of any price increases at least ten days prior to departure. If the increase is more than 15% of the initial contract price, the customer may cancel the flight without penalty.

- RESERVATION SYSTEM: We expect to use an Internet-based ticketless reservation system owned and managed by a third party vendor. Web-based reservation and customer service systems are designed for use by consumers and travel agents. The benefit of an Internet based system is that it provides a low cost means of linking remote users to the system. A remote user can log in over the world wide web. In most reservation systems, customer records are removed from the system the day after the passenger has flown. In our system, on-line transaction history will remain and allow us to recognize returning customers. Our system will allow for immediate customer recognition, cataloged travel history, and contact information.

- FLIGHT CREWS: Each flight crew on the aircraft we intend to operate will consist of two cockpit crewmembers and four flight attendants. Although the FAA requires that only three flight attendants be used on the aircraft we intend to fly, we believe that the extra attendant will provide an additional level of service, as well as providing for a backup flight attendant if needed. We intend for our flight attendants to be service-conscious with emphasis on training and on providing a differentiated, premium product for group travelers.

- CATERING: We intend to offer specialized catering packages for the particular needs of customers, ranging from peanuts and soda service, to full buffets for sports teams, to gourmet-style meals. We currently have stand-by catering contracts with two catering companies, Dobbs International and Jerry's Catering, in order to serve 150 airport locations in North America. Other catering companies may also be contracted with in the future. We anticipate that most if not all catering companies we contract with will also be serving numerous other scheduled and non-scheduled airlines. At airports where we will fly that are not served by existing contractors, we will employ local catering operators. In all cases, the actual cost of the required beverage and food service catering is priced into the contract with the customer. Part of our service to customers will be hot towels and chocolate truffles.

- AIRPORT GROUND PERSONNEL: We do not intend to employ our own airport-based personnel with the exception of Customer Service Representatives, but instead to outsource all of our ground handling services with major contractors. These contractors include airline personnel as well as franchises of non-airline companies such as Hudson General, MAS WorldWide, Ogden Corporation and SwissPort Services. Ground handling services include greeting and servicing passengers at check-in, gate and baggage claim areas; provision of flight information display services; guiding of aircraft to and from gates; baggage handling services and the furnishing of all ground support equipment; lavatory, water and general aircraft cabin servicing; de-icing; and the provision of overnight aircraft maintenance procedures. We will seek to secure system-wide pricing among its ground-handling sub-contractors. The cost of ground handling services is priced into the contract up front with the customer. We intend to hire both full-time and contract personnel for all our operations. Although contract services may in some instances be more expensive, management believes that this strategy will allow us flexibility as market conditions warrant.

- INSURANCE: We will carry types and amounts of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. We also intend to obtain war risks insurance from the U.S. Government under Title XIII of the Aviation Act. Title XIII generally authorizes the U.S. Government to issue insurance with respect to aircraft engaged in operations deemed by the U.S. Government to be necessary to carry out the foreign policy of the U.S. when insurance is either unavailable or prohibitively expensive when sought from private insurers. Payment of valid claims pursuant to insurance issued under Title XIII is made out of and subject to congressional appropriations. As is customary in the air transportation business, we do not plan to maintain business interruption insurance.


- REPAIRS AND MAINTENANCE: We expect to contract with a certified FAA repair station for a significant part of the regular maintenance of our aircraft and their engines. We will expect the repairs and maintenance on our aircraft to be performed on the same basis and order of priority as repairs of other customer's fleets. Service is expected to be provided to us at a fixed cost per flight hour. We expect the FAA certified repair station to provide us with FAA certified engines, and, to the extent that we incur any additional costs and expenses (e.g., for the leasing of additional engines while engines are being repaired), we would expect to be reimbursed for these costs and expenses. We expect that routine, daily maintenance, consisting of the inspection and minor repair, if necessary, of an aircraft and its components, will be conducted by Tourjets trained personnel subcontracted at airports in which we will operate based upon actual labor time and the parts necessary for this service.

- NON-ROUTINE FLIGHT DELAY: The MD-80 series aircraft is generally believed to be one of the most reliable aircraft currently in service. However, non-routine flight delays will occur from causes such as bad weather, mechanical problems, crew duty delay, gate-holds, traffic flow, and winds aloft. We have developed a recovery plan to minimize the delays and costs associated with such delays. In the unlikely event that one of our aircraft is stranded in a destination location, we have standing, bilateral sub-service (back-up) agreements with two airlines located in Miami, at predetermined rates.


     - FLIGHT OPERATIONS MANAGEMENT SYSTEM: The information flow of flight operations is crucial and requires an efficient reliable system. We will not maintain the hardware or software in-house. Rather, we will use a highly specialized and state of the art operations system on a yearly contract. The selected system will provide the latest notifications from the FAA regarding weather and airport conditions and other matters of interest to aviation. The dispatch module provides a chronological chart showing the airline's schedule, including flight information by aircraft. As departure and arrival messages are received, the display of actual information is updated accordingly. The display also provides information about aircraft maintenance status, weather for all stations used in the flight plan, time and fuel deviations, position report data and real time comparisons of actual and planned data. The fleet management reporting functions will allow us to effectively manage aircraft utilization, payload calculations, delay times, block times, fuel uplift, maintenance planning, crew times and crew utilization. For non-scheduled ad-hoc operations the system is equipped with integrated quoting capability, which utilizes historical data with anticipated payload and fuel loading to generate accurate flight plan scenarios. Accurate and comprehensive bidding for charter business is then calculated and stored or sent to the customer via e-mail or fax. The costs of contracting for this software are substantially less expensive then maintaining our own software license.

ACQUISITION OF ASSETS FROM DOVE ONE, INC.

         On April 20, 2000, we acquired all the assets of Dove One, Inc. from its shareholders, our two principal founders, as additional paid-in capital. These assets include equipment and all operating rights such as airport usage and station operation, ground and passenger service handling agreements, contractual arrangements with suppliers, and other vendors, and catering agreements. These contracts are on an as-needed basis and are cancelable at will. Pursuant to generally accepted accounting principles, these assets were transferred onto our books at $30,034, representing the book value of these assets on Dove One's books. This does not necessarily represent the fair market value of the assets. We believe that we will receive a benefit from Dove One's customer lists and goodwill in terms of easing our entry into this business, but that benefit will be comparatively small given the limited nature of Dove One's operations.

ACQUISITION OF AIRCRAFT


         We expect from the proceeds of this offering to be able to obtain at least two used medium-sized single aisle jet aircraft, like the MD-80 series aircraft, at a price consistent with our plans. Because these aircraft are configured with five seats across each row, they have 35% more aisle and window seats than many other aircraft their size. We believe that two MD-80 series aircraft with approximately two thirds of their useful lives still available, can be located, obtained and configured to our specifications to commence flight operations.


         In July 2000, we contracted with Sigma Aircraft Management LLC to serve until June 19, 2002 as our exclusive and worldwide agent for finding aircraft available for lease, lease-purchase or purchase. For its services, we will pay Sigma $4,000 month to month. If we acquire any aircraft located by Sigma, we will owe Sigma $75,000 for the first two aircraft acquired, $50,000 for the second two aircraft acquired, and $25,000 per aircraft for any other aircraft acquired, less the total monthly fees paid to the date of the aircraft acquisition fees.


         The price we will be willing to pay will depend on the model, age and condition of the particular aircraft and the state of the market for the type of aircraft we are considering. The aircraft market is subject to wide fluctuations based on supply and demand factors, and the budgeted amount may not be sufficient to acquire the desired aircraft.

         We intend to enter into lease-to-own agreements with respect to up to six aircraft. We expect, based on current market conditions, that we will not have substantial difficulty in obtaining aircraft at reasonable prices.

CURRENT EMPLOYEES

         At present we have fourteen employees and consultants, of which three are full time and eleven are part time. None of our employees or consultants is currently receiving any cash salaries; they have received founding shares and will receive a bonus payment upon the receipt of certification by the FAA and DOT.


DESCRIPTION OF PROPERTY

         We intend to occupy office space leased by our principal founders at the Ft. Lauderdale-Hollywood International Airport in Ft. Lauderdale, Florida. The term of the lease is one year from March 1, 2000 renewable at our option for additional one-year periods. The total annual rental for this space is $7,440, payable monthly. With the proceeds of this offering we intend to purchase MD-80 type aircraft and office equipment, maintenance equipment, cars and trucks as necessary to support the aircraft.

TRADEMARKS

         We have filed trademark applications for the name "Tourjets." While we obtained a research report indicating that the name has not been trademarked in the past, there is no assurance that the U.S. Patent and Trademark office will approve this trademark.



NAME CHANGE

         We were originally called "Swissjet Inc." and filed our initial registration statement under that name. While we do not believe that the use of this name would cause airline passengers or anyone else to confuse us with any other company, upon inquiry from SAir Group (Swissair) we decided to change our name to Tourjets Airline Corporation. We did not conduct any operations under the prior name and will make no further use of that name. We do not anticipate any claims by any other companies as a result of our limited use of the prior name.

RISK MANAGEMENT STRATEGY

         We may use risk management strategies in an attempt to reduce our exposure to increased fuel prices. These arrangements, such as fuel swap contracts, would have the net effect of either increasing or decreasing our fuel expense.

COMPETITION

         We will face potential competition from two different sources: scheduled airlines and non-scheduled (charter) airlines. Scheduled carriers compete with commercial operations for leisure travel customers in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting packaged tours to travel agents for sale to retail customers, and selling discounted, airfare-only products to the public.

         Currently we are not aware of any "regional size" airlines that offer direct vacation packages. To our knowledge, major airlines that offer vacation packages do not operate their vacation division themselves, but rather subcontract with tour operators to operate vacation packages. The following list identifies various airline vacation package providers and the actual tour operators / travel agents:

     -   Continental Vacations: by Certified Vacations Group Inc.
     -   Delta Vacations: by Certified Vacations Group Inc.
     -   Midwest Express Vacations: by Holland America Line Westours, Inc.
     - Southwest Airlines Vacations: by Mark Travel Corporation and affiliated companies
     -   United Vacations: by Mark Travel Corporation and affiliated companies
     - US Airways Vacations: by Mark Travel Corporation and affiliated companies

         Scheduled airlines, including United, American, Delta and Northwest, may offer from time to time vacation packages to tour operators, travel agents or the general public, which may be lower priced than our services and which therefore would offer formidable competition for us. Each of these scheduled airlines has far greater capital than us and operates many more aircraft. Thus, if they want to attempt to respond to our competitive efforts, they will likely have the capital and equipment to do so.


         There is no assurance that we can establish ourselves before a large scheduled airline could target our product and services, discount its prices and severely limit our business. We believe that this outcome is unlikely, because we will be flying Tourjets Non-Stop Vacations(SM) trips only a few times per week to each vacation destination from each city served by the major airlines. To compete with us, we believe it would not be profitable to put in place scheduled service for so few flights. The number of our passengers per flight from each destination will be relatively small by comparison to the number carried by the major airlines and should be overlooked by them unless we have already demonstrated substantial success with our business plan.


         In some cases, we may also be competing against non-scheduled airlines. Some of these carriers are substantially larger in size than we are, and, because of their size, may have the ability to meet any competition that we pose to them by offering comparable service.

         Currently we are aware of only a few small airlines operating medium-sized jets. Competition most likely will occur on price and reliability. We intend to feature high-quality service, and we believe that on-time departures and arrivals and exceptional in-flight service will earn the loyalty of our customers. Currently, most of the other airlines that could compete with us have older less fuel-efficient aircraft than those we intend to acquire. Therefore, we believe we can compete with them directly on the base costs of our operation. There is no assurance that our assumptions will be correct.

         We intend to depart largely from cities that do not currently have scheduled non-stop service to the selected vacation destinations. While there is no assurance that we will not have a great degree of direct competition, we believe that we will not generate much active competition because we will be flying only a few times per week from each U.S. city. We believe it will not be profitable for a major carrier to begin scheduled service between two points for just a few flights per week. If competition does intensify in one of our markets, because we are a non-scheduled airline we can reposition our aircraft to another market that is less competitive. There is no assurance, however, that price competition from other carriers would not be effective against us. Sustained price competition could have a material effect on our results of operations.

OPERATING AUTHORITY

         Under federal law, anyone who wants to provide air transportation service as an air carrier must first obtain two separate authorizations:
"safety" authority in the form of an Air Carrier Certificate and Operations Specifications from the FAA and "economic" authority from the Office of the Secretary of Transportation in the form of either a certificate for interstate or foreign passenger and/or cargo authority, or an all-cargo air transportation certificate.

         Certificates for "economic" authority may authorize either scheduled service or non-scheduled service. A certificate authorizing interstate or all-cargo air transportation may be issued after a finding by DOT that the applicant is "fit, willing, and able" to perform the proposed service. The award of a certificate for foreign authority must also be found to be "consistent with the public convenience and necessity."


         On September 6, 2001, we received approval from the DOT to operate as a domestic and international air carrier for property, person and mail. We also filed the appropriate FAA application on June 14, 2000 with the flight standard district office in Ft. Lauderdale, Florida. The current status of our applications is discussed under "Management's Discussion and Analysis of Financial Condition and Plan of Operations - Tourjets Airline Corporation."

         DOT uses a three-part test to determine the fitness of a company. First, DOT examines the managerial competence of the applicant's key personnel to determine whether they have sufficient business and aviation experience to operate an airline, and whether the management team, as a whole, possesses the background and experience necessary for the specific kind of operations proposed. Second, DOT reviews the applicant's operating and financial plans to see whether the applicant has a reasonable understanding of the costs of starting its operations and has a specific and realistic plan for raising the necessary capital. Before being granted effective air carrier authority, the applicant must submit third-party verification that it has acquired the necessary capital. Third, DOT looks at the applicant's compliance record to see whether it and its key personnel have a history of safety violations or consumer fraud activities that would pose a risk to the traveling public, or whether other factors indicate that the applicant is unlikely to comply with government laws, rules and directives. In addition, the applicant must establish that it is an U.S. citizen. The above information is intended to provide DOT with a sufficient basis upon which to determine whether an applicant is qualified in each of these areas to provide the public with its proposed service. DOT issued us its final approval on September 6, 2001

         We estimate that the process of obtaining FAA certification will take approximately 120 days from the successful completion of the minimum offering. There is no assurance, however, that we will be able to obtain FAA certification or that we will be able to do so within that time period.

         The FAA authority to grant operations specifications for the proposed operations will require us to follow a concise certification plan and timeline. The certification process is both capital and man-hours intensive and we will require approximately $2,000,000 in order to complete the certification process. We cannot operate as a direct air carrier until and unless FAA authority has been granted.

         Our anticipated pre-certification operational costs will be as follows:

                 Administrative Expenses                              $        255,000
                 Flight Operations Payroll                                     108,000
                 Additional Computer & Office Equipment                         50,000
                 Legal & Professional                                           75,000
                 Flight Crew Initial Training                                  105,000
                 Background Checks & Drug Test                                   4,000
                 Aircraft Costs & Parts                                        806,000
                 Insurance                                                      50,000
                 Proving Flights                                                58,000
                 Operations Equipment & Supply                                 174,000
                 Office Cost                                          $         23,000
                                                                     -----------------
                 Estimated Pre - Certification Costs                         1,708,000
                 Over-run Contingency for above items (15%)                    256,000
                 Total Pre-Certification Costs                        $      1,964,000
                                                                     -----------------


         These figures are based on these assumptions: that it will take four months from the successful completion of this offering to obtain FAA certification; that we will acquire one aircraft one month before certification and one aircraft at certification; and that all employees will be contract employees through certification and we will therefore not be paying them any fringe benefits.


OTHER GOVERNMENT REGULATION

         Several aspects of airline operations are subject to regulation or oversight by federal agencies other than DOT and the FAA. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. At the present, we have no unionized employees. We will be subject to the jurisdiction of the Federal Communications Commission regarding the utilization of our radio facilities. In addition, the Immigration and Naturalization Service, the U.S. Customs Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture will have jurisdiction over inspection of the our aircraft, passengers and cargo to ensure our compliance with U.S. immigration, customs and import laws. Also, while our aircraft are in foreign countries, they will be required to comply with the requirements of similar authorities in those countries. The Commerce Department also regulates the export and re-export of our U.S.-manufactured aircraft and equipment.

         In addition to various federal regulations, local governments and authorities in some markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities. Many U.S. airports have adopted or are considering adopting a Passenger Facility Charge of up to $3.00 generally payable by each passenger departing from the airport and remitted by to the applicable airport authority.

         We will also be subject to federal, state and local regulations relating to protection of the environment and to discharge of material into the environment. We do not expect that the costs associated with ongoing compliance with any of these regulations will have a material impact on our capital expenditures, earnings or competitive position. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations.

         Based upon bilateral aviation agreements between the U.S. and other nations, we will generally not be restricted as to the frequency of flights to and from most foreign destinations. However, these agreements generally restrict us to the carriage of passengers and cargo on flights which either originate in the U.S. and terminate in a single foreign nation, or which originate in a single foreign nation and terminate in the U.S. Proposals for any additional routes must generally be specifically approved by the civil aeronautics authorities in the relevant countries. Approval of requests is typically based on considerations of comity and reciprocity and cannot be guaranteed.



                                   MANAGEMENT

         At present, our full time employees and consultants are involved in preparing for this offering or in working with the FAA on the certification process. We intend to hire both full time and contract personnel for all our operations. The following table is a summary of our intended employee make-up, assuming we are able to raise $75 million in this offering:


                                        APPROXIMATE NUMBER OF EMPLOYEES
                                        -------------------------------
                                        YEAR 1        YEAR 2         YEAR 3        YEAR 4         YEAR 5
                                        ------        ------         ------        ------         ------
   Management                           3             4              5             6              6
   Administrative                       12            16             18            19             20
   Operations                           115           207            255           308            399
                                        ---           ---            ---           ---            ---
   Total                                130           227            278           333            425
                                        ---           ---            ---           ---            ---

         Additional services will be provided by personnel from companies providing services to us. For example, we expect to outsource mandatory random drug testing for flight and maintenance personnel to an outside medical testing service, and we expect, at the outset of our operations, that we will outsource portions of human resources administration. We have budgeted for all foreseeable cost increases and, to account for unexpected costs, we added a 20% contingency factor to our planned overhead expenses.


         The following table sets forth information with respect to each director and nominee for director of the company, if any, each individual serving as a company officer and each management employee. The respective backgrounds of the officers and directors are described following the table. All of the following persons are considered Founders of Tourjets Airline Corporation.


     NAME                     AGE     POSITION WITH TOURJETS                 DIRECTOR SINCE    TERM OF OFFICE
     ----                     ---     -----------------------                --------------    --------------
     Serge F. Feller          38      Chairman, CEO & President              2000              Until 2004
     James W. Korth           50      Director                               2000              Until 2004
     Benham Elliott           49      Director                               2000              Until 2003
     Richard L. Spaulding     71      Director                               2000              Until 2003
     Isidor Buholzer          40      Director                               2001              Until 2002
     Daniel A. Jenkins        57      Chief Operating Officer*
     Todd A. Demand           32      Chief Financial Officer*
     Joseph Pettigrew         59      Director of Maintenance*
     J. Dan Govatos           38      Director of Safety*
     Roy J. Spencer, Jr.      47      Chief Pilot*
     James P. Walsh           67      Airworthiness Compliance Officer*


         * were hired upon DOT approval, September 6, 2001, but will not receive compensation until the closing of the minimum offering.


MANAGEMENT BACKGROUND

         Serge F. Feller has served as our President, CEO, and Chairman of the board of directors since April 3, 2000. Since October 1999, he has served as Chairman, CEO, and President of Dove One Inc., the company through which the Founders tested Tourjets' business plan. During 1998 and 1999, Mr. Feller served as Executive Vice President of World Airways, Inc., an airline providing scheduled and non-scheduled (charter) air service worldwide. From 1994 to 1998, Mr. Feller was a Managing Director at J.
W. Korth & Company, an investment-banking firm, one of our principal founders, and our managing underwriter. From 1992 to 1994, Mr. Feller was an owner and manager of Swisscorp Currency Fund, an offshore hedge fund. From 1983 to 1991 he founded and served as President of FellAir, Inc., an international flight school and air charter company. He is a licensed airline transport pilot with 18 years experience and held positions as Captain and Flight Officer for Continental Airlines and American Eagle between 1984 and 1988. Mr. Feller served in the Swiss Air Force. He immigrated to the United States in 1983 and became and an U.S. Citizen in 1989. He holds a bachelor's degree in Business Administration from Handels & Verkehrsschule, Bern, Switzerland.

         James W. Korth has served as a director since April 3, 2000. He is the Managing General Partner and principal owner of J.W. Korth & Company, a securities broker-dealer founded in 1982, and our principal underwriter. He is a director of Dove One, Inc., the company through which the Principal founders tested the Tourjets business plan. He has spent much of the past two years working with Mr. Feller in developing our business plan. From 1979 to 1982, Mr. Korth was Vice President Corporate Finance at First of Michigan, an investment-banking firm in Detroit, Michigan. Prior to that Mr. Korth was the owner and manager of Basic Research Systems, which conducted marketing studies. He is an advisor to AAXICO, an aircraft parts company owned principally by members of his family, and other private entities. Mr. Korth graduated from Michigan State University with a Masters of Science in Social Psychology. For more information about Mr. Korth and J.W. Korth & Company, including an unrelated SEC action, see "Certain Relationships and Related Transactions".

         Benham Elliott has served as a director since June 2000. Since 1994, he has been Executive Vice President of The Farwell Group, Inc., an executive placement firm. From 1991 to 1994 he was President of CRS, Inc. (d/b/a WorldLink) an international development and distribution company for telecom products. Between 1980 and 1990 Mr. Elliott was an Airline Pilot for Eastern Airlines, flying Boeing 727 and L1011 aircraft and served in the U.S. Naval reserve, flying P3, DC6, aircraft. From 1973 to 1980 he was a Carrier based Naval Aviator and held positions as Advanced Jet Flight Instructor, NATOPS Instructor and Test Pilot. He holds a bachelor's degree from Boston College, and studied at the University of Vienna, Austria and graduate studies in Systems Management at the University of Southern California. Mr. Elliott is also a member of the board of directors of several non-public entities outside the aviation industry.


         Richard L. Spaulding has served as a director since June 2000. Since 1996, he has been in business as Spaulding Aviation, a consultant to the airline and aviation industry. From 1994 to 1996, he was a consultant to US Air Group, Inc., in connection with aircraft sales and leasing. From 1990 to 1994 he was Chairman of various subsidiaries of US Air Group, Inc. From 1986 to 1994, he was President of US Air Leasing and Services, Inc. and, from 1973 to 1986 he was Vice President, Director of Marketing of US Airways, Inc. Between 1964 and 1968, he was President and Chief Executive Officer of Boreas Corporation, an international aircraft sales and leasing company. Mr. Spaulding received a bachelor's degree from the University of Michigan and served in the United States Air Force, flying F-84 aircraft in Korea. He retired from the United Air Force Reserve in 1981 with the rank of Colonel.


         Isidor Buholzer has served as a director since January 2001. Since 1998 he has served as Vice President of American Financial Group of Aventura, Inc. and is an active member of AFG's investment committee. Prior to that, he was General Manager of Austro Financial Services Inc. and Vice President of Banque National De Paris. From 1994 to 1995 he was Vice President of Clariden Asset Management (New York) Inc. From 1983 to 1993 he served as Vice President of Citibank International. He is a member of the board of the directors of HealthStar Corp., a publicly held company.

         Todd A. DeMand has served as Director of Finance since April 2000. From 1992 until present, he has been Chief Financial Officer and Financial Operations Principal of J. W. Korth & Company, a registered securities broker-dealer and our primary underwriter. He is a member of the United States Navy Reserves. Mr. DeMand graduated from Wayne State University with a BS in Accounting in 1990, and received his Masters of Science in Finance with Distinction in Corporate Finance from the Walsh College of Accountancy and Business Administration in 1996.


         We have reached tentative agreements, subject to formal written contracts, for the following individuals, who will assume the following responsibilities with Tourjets:

         Daniel A. Jenkins will assume the responsibility of Chief Operating Officer. Since 1995, he has been employed by Gemini Air Cargo as Senior Captain and Vice President for Flight Operations and Training. From 1995 to 1996, he held the same position at Trans Meridian Airlines. In 1994 and 1995, he was Vice President for Flight Operations for Express Airlines I Inc. In those positions, he was responsible for, among other things, airline certification, airline operations and flight training. From 1983 to 1994, he held numerous senior management positions in the aviation industry, including Reflecton Training System, British Aerospace, Inc., Southwest Airlines, Presidential Airways, and Frontier Horizon/Skybus. From 1975 to 1983, he was employed by the FAA and held numerous positions including Assistant Division Manager in its Denver regional offices. While serving in the United States Air Force, Mr. Jenkins was awarded the Distinguished Flying Cross and Air Medal with Three Oak Leaf Clusters during his two tours in Viet Nam. He was most recently cited for his services during Desert Shield and Desert Storm. He holds Airline Transport Rating, Flight Engineer and Flight Instructor certificates.

         Joseph Pettigrew will be our Director of Maintenance. Since 1989, he has been President of Cavtec, Inc., which provides technical management to airlines in such areas as records auditing, aircraft inspection, aircraft maintenance program certification, and aircraft technical representation. From 1985 to 1989, he served as Vice President of Maintenance and Engineering for Presidential Airlines. From 1981 and 1985, he was appointed Manager-Maintenance for People Express. Between 1965 and 1981, he held positions as Director of Quality Control; Manager Aircraft Overhaul; Jet Engine Technician for Guy American Airways, Seaboard World Airlines, Lockheed and Pratt & Whitney. From 1961 to 1965, he served as Aircraft Inspector for the United States Air Force. Mr. Pettigrew graduated from the Academy of Aeronautics in Flushing, New York and Fairleigh Dickinson University. He holds a FAA license in Aircraft and Powerplant.

         James P. Walsh will be our Airworthiness Oversight Officer. Since 1994, Mr. Walsh has been a consultant to the airline industry in the areas of certification, preparation and operation of maintenance programs and procedures, and other areas related to aircraft airworthiness and regulatory compliance. From 1971 to 1994 Mr. Walsh worked at the FAA and retired after 22 years with the Miami and Ft. Lauderdale Flight Standard District Office (FSDO). He served as Principal Airworthiness Inspector, supervisor and manager for certificate holders operating under FAA Part 121,135,125,129,145,147 and 91. Mr. Walsh was appointed as Certification Project Manager responsible for coordinating Principal Operations, Maintenance and Avionics activity related to certification process of Air Carriers. Mr. Walsh holds an Aircraft and Powerplant Mechanic certificates, a Radio Operating Permit and is a Designated Airworthiness Representative (DAR).

         Roy J. Spencer, Jr. will be our Chief Pilot. Since 1996, he has served as Chief Pilot and Senior Line Captain of Gemini Air Cargo. During 1995 and 1996, he was General Manager/Vice President of Airline Operations at TransMeridian Airlines. From 1994 to 1995, he was a Director of Flight Crew Training at DHL Worldwide Express. From 1993 to 1994, he was Vice President, Airline Operations at Eastwind Airlines. From 1980 to 1993, he held positions as Chief Operating Officer, Vice President of Operations, Vice President of Maintenance, Airline Captain and Check Airman for American Flight Group, Delta Connection, Continental Express, Chicago Airlines and Frontier Horizon. Between 1975 and 1980, he served as Air Carrier Inspector for the Federal Aviation Administration. From 1971 to 1975 held positions within the Department of Defense as Air Reserve Technician and Special Agent -Drug Enforcement Administration. Mr. Spencer served in the United States Air Force as Officer, Pilot in Vietnam between 1967 and 1971 and received the Distinguished Flying Cross. He holds Aircraft Type ratings in DC9, DC10, A320, B767, B737, B727, ATR42/72 aircraft. He holds a bachelor's degree from the University of Southern Mississippi and the Industrial College of the Armed Forces.

         J. Dan Govatos will be our Director of Safety. Since 1999, he has served as Chief Pilot and Check Airman for Casino Express, a Part 121 certificated charter and scheduled air carrier based in Elko, Nevada.

From 1998 to 1999 he served as Director of Operations Training for Polar Air Cargo. From 1997 to 1998, he served as Vice President Operations and Chief Pilot for Caljet Airlines in Long Beach, California. Between 1995 and 1996, he was appointed Director of Training at Jet USA Airlines, and from 1991 to 1996, he held positions as Captain and Line Check Airman for Mesa Airlines. From 1989 until cessation of Eastern Airlines in 1991, he was an airline pilot. Mr. Govatos holds an Airline Transport Pilot License, is Type Rated in A300, B737 aircraft, and is a Flight Engineer and A&P Mechanic. He graduated from Spartan School of Aeronautics, Tulsa Oklahoma.

ANNUAL COMPENSATION

         No salaries have been paid to existing officers. All of our expenses have been borne by the two principal founders, Serge Feller and J.W. Korth & Company. All unpaid officer compensation has been accrued and all expenses born by officers are shown in our financial statements as contributions to capital. Upon DOT and FAA certification, we will pay bonuses to officers in the aggregate amount of approximately $951,000. This includes $371,000 to Mr. Feller and $371,000 to J.W. Korth & Company in consideration of the efforts of Mr. Korth and Mr. DeMand.

2000 STOCK OPTION PLAN

         On June 6, 2000, the Company's board of directors approved the 2000 Stock Option Plan. Members of the Company's board of directors, employees and consultants to the company or its affiliates are eligible to participate in the 2000 Plan. The Company has reserved 1,250,000 shares of common stock for issuance upon the exercise of options granted to participants under the 2000 Plan. As of December 31, 2000, the company has not awarded any options to purchase shares of common stock. The 2000 Plan permits the grant of both incentive stock options and non-qualifying stock options and is administrated by the board of directors, which has the authority to select individuals to participate in the 2000 Plan and to determine the terms of all option awards made under the plan.

EMPLOYMENT AGREEMENTS

         On June 1, 2000 we entered into a month-to-month consulting agreement with Mr. Serge Feller, as Chairman, CEO and President, providing for a consulting fee of $15,000 per month. This agreement may be canceled by either party on ten days' notice and all payments are being deferred without interest until we have closed the minimum offering. Once we receive our operating authority, the consulting agreement will become an employment agreement and Mr. Feller will receive a one-time payment of $371,000 for reimbursement of expenses and payment of accrued consulting fees. The principal terms of the employment agreement will be as follows: Mr. Feller will receive an annual salary of $225,000 per year with subsequent annual increase of the greater of 10% or an amount determined by the board of directors. The term of the agreement expires on December 31, 2006, subject to a renewal and extension provision described below. Mr. Feller is eligible to participate in all company bonus and stock option plans as may be adopted from time to time. If, as of December 31, 2006, we and Mr. Feller have not executed a new employment agreement, or neither party has given written notice to the other of an intention to allow the agreement to expire at the end of its term on December 31, 2006, the agreement will be automatically extended for five years, with all economic provisions extended on a pro rata basis. Mr. Feller may terminate his employment in the event (i) we relocate our headquarters outside of the Ft. Lauderdale area, (ii) his duties are diminished in a manner materially altering his responsibilities, (iii) the board of directors determines that we should be liquidated or dissolved during the term of the employment agreement, or (iv) there is a change in control. Under the terms of the agreement, a change in control includes (i) any person, other than Tourjets, becoming the beneficial owner of more than 50% of our then outstanding securities, (ii) certain changes involving a majority of the board of directors, (iii) certain mergers or acquisitions and (iv) the liquidation or sale of substantially all of our assets. In the event Mr. Feller exercises this termination right, or in the event we terminate Mr. Feller's employment with the company other than for cause (as defined in the employment agreement), we are obligated to pay the undiscounted remainder of his base salary then in effect, any deferred salary and /or bonus compensation payable, and any granted but unvested stock options shall immediately become exercisable. We may terminate the agreement for cause or if Mr. Feller becomes disabled for a period of 12 months. Mr. Feller will also be eligible for customary employee benefits, including health insurance, bonus, and indemnification provisions.

         We intend to enter into a three-year employment agreement with Mr. Daniel Jenkins, as Chief Operating Officer, providing for an annual salary of $150,000 per year, including a one-time bonus payment of $27,000 upon receipt of our FAA operating authority. The term of the employment agreement will commence on the earlier of the date agreed to by Mr. Jenkins or us or upon completion of the minimum offering. The agreement may be terminated for cause upon Mr. Jenkins's disability for nine months or nine months out of any twelve month period. Either party may terminate the agreement without cause on 180 days' notice. The employment agreement is renewable unless either party gives written notice of termination at least 90 days before the then current term. Mr. Jenkins will also be eligible for customary employee benefits, including health insurance, bonus, and indemnification provisions.

         No other employment arrangements have a base salary of $100,000 or more. We anticipate that other employment agreements with non-officer employees will contain customary employee benefits, including health insurance, bonus, and indemnification provisions.


BOARD OF DIRECTORS

         Our board of directors is responsible for establishing broad corporate policies and for our overall performance. The members of the board are Serge Feller (Chairman), James Korth, Benham Elliott, Richard Spaulding, and Isidor Buholzer.

         Our Board of Directors is divided into three classes. Members of each class serve staggered terms of three years. At each annual meeting, the stockholders will elect a class of directors. Messrs. Feller and Korth serve in Class III and are up for election in 2004, Messrs. Elliott and Spaulding serve in Class II and are up for election in 2003 and Mr. Buholzer serves in Class I and is up for election in 2002.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee's principal functions are to give additional assurance that the financial information is accurate and timely and that it includes all appropriate disclosure; and to ascertain the existence of an effective accounting and control system. The Audit Committee consists of Messrs. Buholzer, Elliott, and Spaulding.


         The Compensation Committee will study, advise and consult with management respecting the compensation of our officers, and will recommend for the Board's consideration any plan for additional compensation that it deems appropriate. The Compensation Committee consists of Messrs. Elliott and Buholzer.

         The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee will exercise all of the Board's power and authority when the Board is unable to meet, except that some fundamental responsibilities, such as the declaration of dividends, are reserved to the Board. The Executive Committee consists of Messrs. Feller and Korth.


COMPENSATION OF MEMBERS OF THE BOARD

         Directors who are not also executive officers of Tourjets or of a Tourjets affiliate will receive $5,000 annually for serving on our Board, which amount is to be paid quarterly in advance. Non-affiliate directors are reimbursed for usual and ordinary expenses of meeting attendance.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS


         Our Articles of Incorporation provide that, to the fullest extent permitted by the Florida Business Corporation Act, we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). This indemnification will also cover all persons covered by our indemnification for actions alleged to have been taken or not taken in their designated capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by or on behalf of any person in any action, suit or proceeding, and any appeal therefrom.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                              CERTAIN TRANSACTIONS

J.W. KORTH & COMPANY

         James W. Korth, who, through J.W. Korth & Company, owns 47.77% of our outstanding common stock, is one of our founders and is a director. In addition, he owns an 88% interest in, and is the General Partner of, J.W. Korth & Company, our placement agent. Mr. Korth thus has a potential conflict of interest in relation to his activities as one of our directors and his status as the principal owner of our principal placement agent. See "Underwriting" and "Determination of Offering Price."

         J.W. Korth & Company is serving as a consultant to us pursuant to a written consulting agreement. Todd A. DeMand, a partner and Financial Principal of J. W. Korth & Company, is serving as our Chief Financial Officer. If Mr. DeMand can no longer fulfill his responsibilities as Chief Financial Officer, he will be replaced by a successor CFO appointed by the board of directors. Other partners of J. W. Korth & Company are also supplying services to us that may reasonably be requested. For its services, J.W. Korth & Company will be paid a consulting fee of $15,000 per month for the period beginning June 1, 2000 and ending June 30, 2001. We will become obligated to pay J.W. Korth & Company the amount of $135,000 for these services upon receipt by us of paid subscriptions for 750,000 shares of preferred stock.


         In 1997, J.W. Korth & Company and James W. Korth were the subjects of a court action brought against them by the SEC. The court action dealt with bonds owned or held in custody for its customers by J.W. Korth & Company that had been issued by the German Government between 1924 and 1930. The SEC, during a routine examination of J.W. Korth & Company, requested the serial numbers of these bonds. The SEC Staff informed J.W. Korth & Company that the serial numbers would be sent to the German Government, purportedly to verify their legal status. J.W. Korth & Company declined to provide this information without assurance that the serial numbers would not be provided to Germany, because of a concern that the German Government would repudiate the bonds irrespective of whether they represented a continuing obligation. Therefore, J.W. Korth & Company argued that the refusal to provide the information to the SEC was reasonable. The SEC brought an action in the United States District Court for the Southern District of Florida against J.W. Korth & Company and James W. Korth in his capacity as Managing General Partner of J.W. Korth & Company, for violating record-keeping provisions of the Securities Exchange Act applicable to securities brokers and dealers. A permanent injunction against violating those provisions was entered. Also, J.W. Korth & Company was fined $50,000 and Mr. Korth was fined $5,500.

         Although the court ruled against J.W. Korth & Company and Mr. Korth, the court specifically found that no fraud was involved and that no investor losses had occurred. We do not believe that the entry of this order will have a material effect on our operations or business prospects and does not adversely reflect on the integrity of J.W. Korth & Company or Mr. Korth.

AAXICO, INC.

         We expect to acquire our initial inventory of spare parts from AAXICO Inc., a major worldwide aircraft parts supplier located in Miami, Florida. J.W. Korth & Company is 10% owned by James E. Korth, father of James W. Korth, who is also a principal owner of AAXICO. Several family members of James W. Korth, principal owner of J. W. Korth & Company, also are employed at AAXICO. We have no contract or other arrangement with AAXICO that requires us to buy all or some of our parts from AAXICO. We intend to purchase parts from AAXICO on an item by item ad hoc basis if the terms and conditions of these purchases are at least as favorable could be obtained from an unaffiliated entity in an arm's length transaction.



BONUS PAYMENT TO MANAGEMENT FOR DOT & FAA CERTIFICATION




         Founding shareholders and management employees directly responsible for obtaining DOT and FAA certification are entitled to receive a one time bonus payment for their efforts after we become a licensed airline. These payments are reflected in each party's employment or consulting agreements. The total of these payments are estimated to be $951,000 and will be paid by us upon receipt of paid subscriptions in this offering for 750,000 shares of preferred stock.


REIMBURSEMENT OF CAPITAL EXPENDITURES

         Our principal founders (Serge F. Feller and J.W. Korth & Company) have supplied all of the funds necessary to get started and pay the pre-filing expenses of this offering. We have agreed to reimburse the founders for all of the DOT, FAA and offering expenses incurred by them on behalf of the company. As of June 30, 2001, the company owed the founders $401,527. This amount will increase through the completion of this offering. The exact amount due the founders will depend on when the offering is completed and the pace of expenditures through that time.

CONTRIBUTION OF DOVE ONE'S ASSETS TO TOURJETS

         On April 20, 2000, we acquired all the assets of Dove One, Inc. from its shareholders, our two principal founders, as additional paid-in capital. Pursuant to generally accepted accounting principles, these assets were transferred onto our books at $30,034, representing the book value of these assets on Dove One's books.


                          DESCRIPTION OF CAPITAL STOCK


         The summary of certain terms and provisions of the Participating Preferred Stock contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Articles of Incorporation, as amended to include the terms of the Participating Preferred Stock, and our Bylaws, copies of which are filed as exhibits to the Registration Statement on Form S-1 of which this prospectus is a part and any amendments to the statements above.

         Our Articles of Incorporation currently authorize the issuance of up to 100,000,000 shares, consisting of 50,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. The shares of preferred stock may be issued from time to time in one or more series, without shareholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof as shall be established by our Board of Directors. Thus, without shareholder approval, we could authorize the issuance of shares of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of common stock.

PARTICIPATING PREFERRED STOCK

         Prior to this offering, the Board of Directors has classified and designated 3,000,000 of its authorized shares of preferred stock as Participating Preferred Stock and authorized the issuance thereof. When issued, the Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of these shares.

The Preferred Stock will not be subject to any sinking fund or other obligation of the company to redeem or retire the Preferred Stock. The Preferred Stock will have a perpetual term, with no maturity. The terms of the Preferred Stock set forth below are the terms that will be identical for each series of the Preferred Stock. Please carefully read the applicable prospectus supplement for additional terms specific to each series of the Preferred Stock.

         Ranking. The shares of Preferred Stock will rank senior to the Junior Stock (as defined below), including the shares of common stock, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Preferred Stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of shares that ranks prior to or senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Preferred Stock. However, we may create additional classes of shares, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to yes that's fine OR ON A PARITY WITH the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Preferred Stock.

         Primary Dividends. Holders of Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, out of our funds legally available for payment thereof, cumulative cash dividends. These dividends will be in an amount per share equal to a percentage of the applicable liquidation preference per annum as stated in the prospectus supplement for each series. Dividends will accrue from the date of the original issuance of the Preferred Stock. All dividends payable on the Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are cumulative from the most recent dividend payment date to which full dividends have been paid, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds of the company legally available for the payment of such dividends. Accumulations of dividends on Preferred Stock will not bear interest.

         No dividend will be declared or paid or other distribution of cash or other property declared or made directly by us or any person acting on our behalf on any shares of capital stock ranking junior to or on parity with the Preferred Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on all series of the Preferred Stock for all prior and contemporaneous dividend periods.

         No distributions on the Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of the company, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Distributions on the Multiple Series Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of these distributions and whether or not these distributions are authorized. Accrued but unpaid distributions on the Preferred Stock will not bear interest and holders of the Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above and the participating dividends described below.

         We will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) (other than in Junior Stock) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan of the company or any subsidiary, or a conversion into or exchange for Junior Stock), unless (A) all cumulative dividends with respect to the Preferred Stock and any shares at the time such dividends are payable have been paid or such dividends have been declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Preferred Stock and any shares ranking on parity with the Preferred Stock.

         Any distribution payment made on the Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

         As used herein, (i) the term "dividend" does not include dividends payable solely in Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common stock, and any other class of shares of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Preferred Stock.

         Participating Dividends. The holders of the Preferred Stock will be entitled to receive, in addition to the primary dividends, non-cumulative participating dividends if dividends are declared and paid on our common stock. The amount of the participating dividend will be equal on a per share basis to the dividend paid on our common stock.

         The amount of the participating dividend to which the holder of each share of Preferred Stock is entitled is subject to anti dilution adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in shares of common stock on any class of our capital stock, (ii) the issuance to all holders of shares of common stock of certain rights or warrants entitling them to subscribe for or purchase shares of common stock at a price per share less than the fair market value (as defined in the Articles of Incorporation) per share of common stock, (iii) subdivisions, combinations and reclassifications of shares of common stock and (iv) distributions to all holders of shares of common stock of evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash) other than shares issued pursuant to the 2000 stock option plan or any other company benefit plan approved by our board of directors.

         Liquidation Preference. The holders of Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the company, whether voluntary or involuntary, an amount equal to the original purchase price per share, as set forth in the applicable prospectus supplement, plus an amount per share equal to all dividends accrued and unpaid (whether or not declared) thereon to the date of final distribution to the holders, and no more.

         Until the holders of the Preferred Stock have been paid their liquidation preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the company. If, upon any liquidation, dissolution or winding up of the company, our assets, or proceeds thereof, distributable among the holders of the Preferred Stock are insufficient to pay in full the applicable liquidation preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other shares of capital stock ranking on parity with the Preferred Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Preferred Stock and any such capital stock ranking on parity with the Preferred Stock ratably in accordance with the respective amounts which would be payable on such Preferred Stock and any such capital stock ranking on parity with the Preferred Stock if all amounts payable thereon were paid in full. Each of (i) a consolidation, merger or share exchange in which, as a result of the transaction, our shareholders immediately prior to the closing of the transaction do not own a majority of the capital stock or equivalent interests in the surviving entity of such transaction or (ii) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the company and entitle the holders of the Preferred Stock to their liquidation preference.

         Voting Rights. Except as indicated below, the holders of Preferred Stock will have no voting rights.

         The approval of two-thirds of the outstanding Preferred Stock, either at a meeting of stockholders or by written consent, is required in order to amend the Articles of Incorporation to affect materially and adversely the rights, preferences or voting powers of the holders of the Preferred Stock or to authorize, create or increase the authorized amount of any class of shares having rights senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the series of capital stock ranking on parity with the Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series affected is required in lieu of the consent of the holders of two-thirds of the capital stock ranking on parity with the Preferred Stock as a class). [However, we may create additional classes of capital stock ranking on parity with the Preferred Stock and Junior Stock, increase the authorized number of shares of capital stock ranking on parity with the Preferred Stock and Junior Stock and issue additional series of capital stock ranking on parity with the Preferred Stock and Junior Stock without the consent of any holder of Preferred Stock.

         The holders of Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

         Transfer Agent, Registrar, Dividend Disbursing Agent and Conversion Agent. The transfer agent, registrar, dividend disbursing agent and conversion agent for the Preferred Stock, and the transfer agent, registrar and dividend disbursing agent for the common stock, is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. Their telephone number is
(212) 936-5100.


COMMON STOCK


         Common stock holders are entitled to one vote for each share, subject to any voting rights of holders of issued and outstanding shares of preferred stock. There will be no cumulative voting. Dividends are payable as lawful and as determined by the board of directors, subject to any preferential dividend in favor of issued and outstanding shares of preferred stock.


         CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

ARTICLES OF INCORPORATION

         Our articles of incorporation permit the board of directors without shareholder approval to issue shares of preferred stock up to the number of shares authorized for issuance in our certificate of incorporation. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION ON VOTING BY FOREIGN OWNERS

         There are applicable provisions of law and regulations to ownership or control of U. S. air carriers. These restrictions currently require that no more than 25% of the voting stock of the company be owned or controlled, directly or indirectly, by foreign citizens for purposes of foreign ownership restrictions, and that the company's president and two-thirds of its board of directors be U.
S. citizens. Our Articles of Incorporation have been amended so that no shares of capital stock may be voted by or at the direction of foreign citizens unless such shares are registered on our foreign stock record. Registration on our foreign stock record is made in chronological order based on the date the company receives a written request for registration. In the event that registration on the foreign stock record is greater than 25% of the voting stock then only those persons registered prior to exceeding the 25% limitation may vote.


                              PLAN OF DISTRIBUTION

                  We have entered into a placement agent agreement with J. W. Korth & Company, providing for the sale of this offering. The principal offices of the placement agent are located at 32841 Middlebelt Road, Farmington Hills, Michigan 48334, and its telephone number is (248) 855-4500. J.W. Korth & Company, as managing placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in this offering of our preferred stock. We also may sell our preferred stock in this offering directly to one or more institutional purchasers or through other placement agents.

           Our selected placement agents, including the managing placement agent, are not obligated (1) to sell on our behalf any number or dollar amount of our preferred stock in excess of the 300,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the preferred stock offered by this prospectus. However, we cannot guarantee how much stock, if any, will actually be sold in this offering. See "Risk Factors" for additional information concerning this type of offering.

         All funds received from subscribers for our preferred stock will be held in escrow by the escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.


         In the event that at least 300,000 shares of preferred stock have not been sold within one year from the date of this prospectus, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, with interest and without deduction, as provided by the escrow agreement. Provided that at least 300,000 shares of preferred stock is sold within the foregoing period, we may continue to offer our preferred stock for sale until (1) 3,000,000 shares are sold or (2) two years from the date of this prospectus, subject to the requisite approval of certain state authorities to extend the offering period beyond one year, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.


                  We propose to offer our preferred stock to the public in series at the public offering price set forth on the applicable prospectus supplement, and will pay placement agents, commissions in an amount up to 7% of the aggregate purchase price of the preferred stock sold. The placement agent may reallow all or any part an amount up to 7% of the aggregate purchase price of the preferred stock sold in this offering by that selected placement agent.


         To purchase preferred stock in this offering, a prospective investor must deliver payment in an amount equal to the full purchase price of the shares of preferred stock being purchased, to the selling selected placement agent. Checks should be made payable to "Escrow Agent for Tourjets Airline Corporation" as stated in the prospectus supplement. Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

         We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our preferred stock to any person at any time.

         If in our judgment and the judgment of J.W. Korth & Company, after the initial closing sufficient subscriptions are received from time to time to warrant a closing and we agree to accept such subscriptions, then we may set additional closings to occur on a specific date. On this closing date, the escrow agent shall release sufficient funds to cover the shares being purchased at the closing and we will deliver to each placement agent certificates representing shares purchased by their customers.


         Because of our relationship with J.W. Korth & Company, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can not be greater than that recommended by a "qualified independent underwriter", as defined by the NASD. The qualified independent underwriter will perform due diligence investigations and review this prospectus and review and participate in the preparation of the applicable prospectus supplement. The qualified independent underwriter for each series of our preferred stock will be disclosed in the prospectus supplement for that series. In addition, the qualified independent underwriter for each series will be entitled to compensation for its services set forth in the applicable prospectus supplement.

         For its consulting services, once we have received paid subscriptions for 750,000 shares we will be paying J.W. Korth & Company deferred consulting fees of $15,000 per month from June 1, 2000 until June 1, 2001 to June 30, 2001 for a total of $195,000 at which time the consulting agreement will terminate, and a one time bonus of $371,000. This bonus will be paid at the same time as all of our officer bonuses upon our final certification by the FAA. We will also reimburse J.W. Korth & Company for its out of pocket expenses related to this offering incurred after October 31, 2000.

         J. W. Korth & Company has informed us that it does not expect discretionary sales to exceed 5% of the shares of preferred stock being offered.

         Upon completion of this offering, J.W. Korth & Company intends to make a market in the preferred stock but is under no legal obligation to do so . Prior to this offering, there has been no public market for our stock.

         The price of each series of preferred stock offered in this offering will be determined from time to time between the company and J.W. Korth & Company , subject to the recommendation of the qualified independent underwriter. Among the principal factors to be considered in determining the initial public offering price are:

              -   general market conditions;
              -   the history of and prospects for our business and industry;
              - our present state of development and our current financial position;
              -   an assessment of our management;
              - the market for securities of companies in businesses similar to ours; and
              -   the general condition of the securities markets.

         There can be no assurance that the initial public offering price will correspond to the price at which the preferred stock will trade subsequent to the offering or that an active trading market will develop and continue after the offering.


         A prospectus in electronic format may be made available on the Internet web sites maintained by J.W. Korth & Company or participating securities dealers. J.W. Korth & Company may agree to allocate a number of shares to dealers for sale to their online brokerage account holders. Any Internet distribution will be allocated by J.W. Korth & Company to dealers that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by J.W. Korth & Company to securities dealers who resell shares to online brokerage account holders.


         We have agreed to indemnify the placement agents and the qualified independent underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in respect of those liabilities.



SALES MATERIAL

         In addition to and apart from this prospectus, the Company will utilize sales material in connection with the offering of shares. This material may include reports describing us and our affiliates, summary descriptions of investments, pictures of equipment or facilities of lessees, materials discussing our prior programs and a brochure and audio-visual materials or taped presentations highlighting various features of this offering. We may also respond to specific questions from selling dealers and prospective investors. Business reply cards, introductory letters or similar materials may be sent to selling dealers for customer use, and other information relating to this offering may be made available to selling dealers for their internal use. However, this offering is made only by means of this prospectus. Except as described in this prospectus or in its supplements, we have not authorized the use of other sales materials in connection with this offering. Although the information contained in other sales material does not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, nor as incorporated in them by reference or as forming the basis of this offering of the shares.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus or in its supplements or in supplemental sales literature issued by us. If given or made, you must not rely upon such information or representations. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares, and does not constitute an offer to sell in any jurisdiction where the solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained in it is correct as of any time other than its date.

                         COMMON STOCK OWNED BY PRINCIPAL
                      SHAREHOLDERS, OFFICERS AND DIRECTORS


         The following table set forth the information regarding the beneficial ownership of Tourjets Airline Corporation common stock as of August 30, 2001 and for each person (or group of affiliated person) known to Tourjets to be the beneficial owners or more than 5% of its common stock, each of Tourjets executive officers, and all of the directors and officers as a group.


COMMON STOCK OWNED BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS OF TOURJETS


                                              COMMON SHARES BENEFICIALLY OWNED
                                              BEFORE AND AFTER THE OFFERING
                                              -----------------------------
                                              NUMBER            PERCENT
                                              ------            -------
Serge F. Feller
4225 Justison Court
Coconut Grove, FL 33133                       2,200,000         47.77%
-----------------------------------------
James W. Korth                                2,200,000         47.77%
J.W. Korth & Company
3575 Stewart Avenue
Miami, FL 33133
-----------------------------------------
Benham Elliott                                50,000            1.09%
5845 S.W. 97th Street
Pinecrest, FL 33156
-----------------------------------------
Richard L. Spaulding
211 North Union Street # 100                  25,000            0.54%
Alexandria, Va 22314
-----------------------------------------
Isidor Buholzer
3170 Virginia Street                          --                --
Coconut Grove, FL 33133
-----------------------------------------
Daniel A. Jenkins
15 Harrow Court                               20,000            0.43%
Sterling, VA 20165
-----------------------------------------
Joseph Pettigrew
11427 Vale Spring Drive                       10,000            0.22%
Oakton, VA 22124
-----------------------------------------
Roy J. Spencer, Jr.
4019 N. Water Iris Court                      10,000            0.22%
Houston, TX 77059
-----------------------------------------
James P. Walsh
58 N.W. 127 Terrace                           10,000            0.22%
Coral Gables, FL 33076
-----------------------------------------
J. Dan Govatos
202 Holyoke Dr.                               10,000            0.22%
Spring Creek, NV 89815
-----------------------------------------
Richard E. Brodsky, P.A.
25 Southeast 2nd Ave. # 919                   50,000            1.08%
Miami, FL 33131
-----------------------------------------
Holly MacDonald-Korth
3575 Stewart Avenue                           10,000            0.22%
Miami, FL 33133
-----------------------------------------
Charles M. Chinn
2407 Dartmouth Drive                          10,000            0.22%
Midland, TX 79705
-----------------------------------------
All directors and officers and                4,605,000         100.00%
principal shareholders as a group (13         ---------         -------
persons)


         The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any securities and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by the shareholder. Pursuant to the rules of the SEC, in calculating percentage ownership, each person deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus.

                                LEGAL PROCEEDINGS

         There are no legal proceedings pending in which we are a party or as to which any of our property is the subject.

                                  LEGAL MATTERS


         The validity of the shares of preferred stock we are offering will be passed upon for us by Lee Schmachtenberg, P.A., Miami, Florida. Legal matters in connection with this offering will be passed upon for the placement agents and the qualified independent underwriter by Hunton & Williams, Richmond, Virginia.


                                     EXPERTS

         The financial statements of Dove One Inc for the period of February 15, 2000 (beginning of operations) to March 24, 2000 (end of operations) and for Tourjets for the period from April 3, 2000 (inception) to October 31, 2000 appearing in the prospectus and registration statement have been audited by Kaufman Rossin & Co., certified public accountants, and are included in reliance upon the reports given upon the authority of that firm as experts in accounting and auditing.




                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the stock being offered. This prospectus does not contain all of the information presented in the registration statement and the exhibits to the registration statement. For further information with respect to us and the stock we are offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. Each statement is qualified in all respects by reference to the exhibit. The registration statement, including the exhibits, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part may be obtained from this office after payment of fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the site is http://www.sec.gov. In addition, we intend to post all SEC filings on our own site, www.tourjets.com. Information contained on our website is not part of this prospectus.





                                    * * * * *

                          INDEX TO FINANCIAL STATEMENTS



C O N T E N T S
                                                                     Page
-------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT                                        F - 2

FINANCIAL STATEMENTS

         Balance Sheet                                              F - 3

         Statements of Operations                                   F - 4

         Statement of Deficiency in Assets                          F - 5

         Statements of Cash Flows                                   F - 6

         Notes to Financial Statements                          F - 7 to F - 11

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Board of Directors and Stockholders
Tourjets Airline Corporation
Miami, Florida


We have audited the accompanying balance sheet of Tourjets Airline Corporation (successor) (a development stage company) as of October 31, 2000, and the related statements of operations and cash flows for the period from inception (April 3, 2000) to October 31, 2000 and deficiency in assets from February 15, 2000 to October 31, 2000 and the statement of income and cash flows of Dove One, Inc. (predecessor) from commencement of operations (February 15, 2000) to March 24, 2000. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tourjets Airline Corporation as of October 31, 2000, and the results of its operations and cash flows for the period from inception (April 3, 2000) through October 31, 2000 and the results of operations, and cash flows of the predecessor from commencement of operations (February 15, 2000) to March 24, 2000, in conformity with accounting principles generally accepted in the United States.



                                                     KAUFMAN, ROSSIN & CO.


Miami, Florida
November 22, 2000

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
OCTOBER 31, 2000

================================================================================================
ASSETS
================================================================================================
EQUIPMENT, net of accumulated depreciation of $2,717                             $   20,891

OTHER ASSETS                                                                          6,475
------------------------------------------------------------------------------------------------

                                                                                 $   27,366
================================================================================================
LIABILITIES AND DEFICIENCY IN ASSETS
================================================================================================
CURRENT LIABILITIES
     Accounts payable                                                            $   73,148
     Due to stockholders (Note 2)                                                   147,725
------------------------------------------------------------------------------------------------
         Total current liabilities                                                  220,873
------------------------------------------------------------------------------------------------

COMMITMENTS (NOTE 5)

DEFICIENCY IN ASSETS
     Preferred stock, $.001 par value; 50,000,000 shares
         authorized none issued and outstanding                                          --
     Common stock, $.001 par value; 50,000,000 shares
         authorized; 4,605,000 issued and outstanding                                 4,605
     Additional paid-in capital                                                     143,428
     Deficit accumulated during the development stage                            (  341,540 )
------------------------------------------------------------------------------------------------
         Total deficiency in assets                                              (  193,507 )
------------------------------------------------------------------------------------------------

                                                                                 $   27,366
================================================================================================



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
STATEMENTS OF OPERATIONS

===================================================================================================================================
                                                                             SUCCESSOR                      PREDECESSOR
                                                                        for the period from               commencement of
                                                                             inception                      operations
                                                                        (April 3, 2000) to            (February 15, 2000) to
                                                                         October 31, 2000                  March 24, 2000
===================================================================================================================================
CHARTER REVENUE                                                           $          --                    $     488,028
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     CHARTER EXPENSES                                                                --                          303,063
     GROUND SERVICES                                                                 --                           92,425
     CREW ACCOMMODATIONS                                                             --                           44,192
     CATERING                                                                        --                           17,556
     DEPRECIATION                                                                 2,921                              937
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
         Professional fees                                                       12,600                               --
         Consulting fees (Note 2)                                               168,000                           11,000
         Offering costs                                                         136,624                               --
         Travel expense                                                           5,971                               --
         Rental expense                                                           3,918                               --
         Miscellaneous operating expenses                                        14,194                            1,510
              Total operating expenses                                          344,428                          470,683
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                           (       344,428 )                         17,345
-----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
     Gain on sale of assets                                                       2,688                               --
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                       ( $     341,540 )                  $      17,345
===================================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                          4,605,000                        4,605,000
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                         ( $        0.07 )                  $        0.00
===================================================================================================================================



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
STATEMENT OF DEFICIENCY IN ASSETS
FOR THE PERIOD FROM INCEPTION (FEBRUARY 15, 2000) THROUGH OCTOBER 31, 2000

===========================================================================================================================

                                                                                                              Additional
                                                                                Common        Par Value        Paid-in
                                                                  Date          Shares         At $.001        Capital
===========================================================================================================================
Shares issued to founders for equipment (1) (2)                 2/15/2000      4,605,000      $   4,605      $    25,428

Net income of predecessor from commencement of
    operations (February 15, 2000 to March 24, 2000)                  -                -              -                -

Distributions to shareholders                                         -                -              -

Contributions of capital in the form of payment of
    professional fees, consulting fees, travel expenses,
    rental expense, miscellaneous operating expenses and
    offering costs paid by certain founders (Note 2)                  -                -              -          118,000

Net loss for the period from inception (April 3, 2000)
    to October 31, 2000, representing deficit
    accumulated during the development stage                          -                -              -                -
---------------------------------------------------------------------------------------------------------------------------

                                                                               4,605,000      $   4,605      $   143,428
===========================================================================================================================

===========================================================================================================

                                                               Deficit Accumulated
                                                                   During the
                                                                   Development
                                                                      Stage                   Total
===========================================================================================================
Shares issued to founders for equipment (1) (2)                   $            -          $     30,033

Net income of predecessor from commencement of
    operations (February 15, 2000 to March 24, 2000)                      17,345                17,345

Distributions to shareholders                                   (         17,345 )      (       17,345 )

Contributions of capital in the form of payment of
    professional fees, consulting fees, travel expenses,
    rental expense, miscellaneous operating expenses and
    offering costs paid by certain founders (Note 2)                           -               118,000

Net loss for the period from inception (April 3, 2000)
    to October 31, 2000, representing deficit
    accumulated during the development stage                    (        341,540 )      (      341,540 )
-----------------------------------------------------------------------------------------------------------

                                                                ( $      341,540 )      ( $    193,507 )
===========================================================================================================

(1) Issuance of shares on April 3, 2000 to founders of successor, reflected retroactive to February 15, 2000, commencement of temporary operations of predecessor.

(2) Beginning equity accounts at commencement of operations of predecessor, February 15, 2000, are deemed to be immaterial as the predecessor had no net assets at that date.



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
STATEMENTS OF CASH FLOWS

===================================================================================================================================

                                                                                      SUCCESSOR                  PREDECESSOR
                                                                                 for the period from           commencement of
                                                                                 inception (April 3,       operations (February 15,
                                                                              2000) to October 31, 2000    2000) to March 24, 2000
===================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                          ( $         341,540 )          $          17,345
-----------------------------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net loss to net cash provided by
         (used in) operating activities:
         Depreciation                                                                         2,921                          937
         Gain on sale of equipment                                              (             2,688 )                          -
         Changes in operating assets and liabilities:
              Accounts receivable                                                                 -          (            16,412 )
              Accounts payable                                                               73,148                       17,918
              Due to stockholders - net                                                     147,725                            -
===================================================================================================================================
                  Total adjustments                                                         221,106                        2,443
-----------------------------------------------------------------------------------------------------------------------------------
                     Net cash provided by (used in) operating activities        (           120,434 )                     19,788
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment                                                                        -          (            19,600 )
     Proceeds from the sale of equipment                                                      8,910                            -
     Acquisition of other assets                                                (             6,475 )                          -
-----------------------------------------------------------------------------------------------------------------------------------
                     Net cash provided by (used in) investing activities                      2,435          (            19,600 )
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Distributions to Shareholders                                                                           (               188 )
     Net proceeds from capital contributions                                                117,999                            -
-----------------------------------------------------------------------------------------------------------------------------------
                    Net cash provided by (used in) financing activities                     117,999          (               188 )
===================================================================================================================================
INCREASE IN CASH AND BALANCE AT PERIOD END                                        $               -         $                  -
===================================================================================================================================

Supplemental Disclosures:
-----------------------------------------------------------------------------------------------------------------------------------
     Interest paid                                                                $               -         $                  -
===================================================================================================================================

     Income taxes paid                                                            $               -         $                  -
===================================================================================================================================

Supplemental Disclosure of Non-cash Investing Activity:  PREDECESSOR
-----------------------------------------------------------------------------------------------------------------------------------

         During the period from commencement of operations (February 15, 2000) to March 24, 2000, shareholders contributed approximately $30,000 of equipment.



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
NOTES TO FINANCIAL STATEMENTS
================================================================================

================================================================================

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

================================================================================

                  ORGANIZATION AND BUSINESS ACTIVITY

                  Dove One, Inc. ("Dove One" or "predecessor") was incorporated in the State of Florida in 1990 to operate charter flights. The principal founders of Tourjets Airline Corporation acquired the common stock of Dove One in November 1999 for its status as an "Airline". At the purchase date Dove One was a non-operating shell company. The basis of presentation for the accompanying statements of operations reflects the activity of Dove One from February 15, 2000 (commencement of temporary operations) to March 24, 2000 (termination of temporary operations). During this period, Dove One arranged, as an agent for tour operators, charter flights using the aircraft, personnel and ground facilities of two unrelated air carriers. On April 3, 2000, management and stockholders of Dove One formed Tourjets Airline Corporation (f/k/a Swissjet, Inc.) ("Tourjets" or "successor"). Simultaneously, Dove One's assets were transferred to Tourjets in a transaction accounted for as a capitalization in a manner similar to a pooling of interests. Tourjets' business is not a continuation of the operations conducted by Dove One. During the period between the conclusion of temporary operations of Dove One and the formation of Tourjets (March 24, 2000 to April 3, 2000), there were no operations.

                  Tourjets (successor) was incorporated in the State of Florida in order to operate an airline for leisure travelers. Its primary focus will be to provide round-trip air transportation to and from selected vacation destinations (from the Eastern and Central States to Mexico, the Caribbean and Central America), hotel accommodations, ground services, and other vacation-related services, such as car rental, sightseeing tours and golf privileges. Tourjets has applied for FAA Part 121 airline operating authority from the Federal Aviation Administration ("FAA") and "economic" authority to operate as a domestic and international transportation of persons, property and mail from the Office of the Department of Transportation ("DOT") (Note 2). There can be no assurance such authorities will be obtained.

                  Tourjets is considered to be in the development stage, as planned operations have not commenced and the accompanying financial statements represent those of a development stage company. The operations to date have consisted of the process of DOT and FAA licensing and the filing of an initial registration statement with the Securities and Exchange Commission.

                  EQUIPMENT - SUCCESSOR AND PREDECESSOR

                  Equipment is recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which are as follows:

                  Computer and office equipment                         5 years
                  Software and manuals                                  5 years
                  Life rafts                                            5 years

================================================================================
NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
================================================================================

                  Depreciation expense during the period from the successor's inception (April 3, 2000) through October 31, 2000 amounted to $2,921 (Tourjets) and for the period from commencement of the predecessor's operations (February 15, 2000) to March 24, 2000 amounted to $937 (Dove One).

                  OFFERING COSTS - SUCCESSOR

                  Offering costs consist of direct expenditures relating to a proposed initial public offering (IPO) of Tourjets' common stock (see Note 7) of approximately $137,000 through October 31, 2000. In accordance with Staff Accounting Bulletin No. 71, because of the delay of the proposed IPO, the Company charged this amount to general and administrative expenses.

                  INCOME TAXES

                  The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                  REVENUE RECOGNITION - SUCCESSOR AND PREDECESSOR

                  Revenues are recognized when the transportation is provided.

                  USE OF ESTIMATES - SUCCESSOR AND PREDECESSOR

                  The accounting and reporting policies of Tourjets and Dove One are in conformity with accounting principles generally accepted in the United States. The presentation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date (successor) and the reported amounts of revenues and expenses for the periods presented (successor and predecessor). Actual results could differ from those estimates.

                  The Successor has recorded a deferred tax asset of approximately $116,000 at October 31, 2000 which is offset by a valuation allowance of the same amount. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are revised.

================================================================================
NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
================================================================================

                  RISKS AND UNCERTAINTIES - SUCCESSOR

                  Tourjets' business plan does not contemplate substantial direct competition with scheduled airlines. Larger airlines can compete with Tourjets by offering comparable service at a lower price than Tourjets could afford to offer. This could have a material effect on the results of operations of Tourjets.

                  NET INCOME (LOSS) PER SHARE - SUCCESSOR AND PREDECESSOR

                  Net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the periods. There were no potentially dilutive securities outstanding during the periods.

================================================================================
NOTE 2.           RELATED PARTY TRANSACTIONS
================================================================================

                  On June 1, 2000, Tourjets entered into two agreements with the founding shareholders. The first agreement provides that Tourjets will receive services related to general business consulting. Under the second agreement, Tourjets will receive financial, planning and business development services. These agreements call for monthly fees of $30,000 in the aggregate are month to month and may be terminated by management at any time. In addition, these agreements provide for a one time bonus payment of approximately $950,000 for services rendered in obtaining final DOT and FAA certification.

                  Through October 31, 2000, Tourjets has incurred costs of $150,000 under these agreements, representing all officer compensation incurred by Tourjets. This amount is included in consulting fees on the accounting statement of operations of the successor and at October 31, 2000 is reflected as due to stockholders in the accompanying balance sheet and is due upon demand. Based upon the short term nature of this obligation the carrying amounts of due to stockholders approximate market value. Additionally, all expenses paid by officers of Tourjets are included in these financial statements and are included in additional paid-in capital as of October 31, 2000.

================================================================================
NOTE 3.           INCOME TAXES
================================================================================

                  INCOME TAXES - SUCCESSOR

                  Deferred tax assets at October 31, 2000 consisted of the following:

                  Net operating loss carryforward                 $    20,000
                  Accrued expenses to stockholder                      50,000
                  Offering costs                                       46,000
                  Less valuation allowance                      (     116,000 )
                  -------------------------------------------------------------
                                                                  $         -
                  =============================================================

================================================================================
NOTE 3.           INCOME TAXES (CONTINUED)
================================================================================

                  Tourjets has a net operating loss carryforward of approximately $57,000 for income tax purposes, which expires in 2020.

                  A reconciliation of the difference between the income tax expense and the amount computed by applying the federal statutory tax rate of 34% to income before income taxes for the period ended October 31, 2000 is as follows:

                  Statutory rate                                  $   116,000
                  Valuation allowance                           (     116,000 )
                  -------------------------------------------------------------
                                                                  $         -
                  =============================================================

                  INCOME TAXES - PREDECESSOR

                  No provision for income taxes has been made in the accompanying financial statement as Dove One has elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of Dove One is reflected on the stockholders' personal income tax returns.

================================================================================
NOTE 4.           CONCENTRATION OF RISK - PREDECESSOR
================================================================================

                  Charter revenues during the period from commencement of operations (February 15, 2000) to March 24, 2000 from one tour operator accounted for 69% of total charter revenues.

================================================================================
NOTE 5.           COMMITMENTS
================================================================================

                  LEASE COMMITMENT - PREDECESSOR

                  On January 11, 2000, Dove One entered into a lease agreement with an unrelated third party, Casino Express Airlines ("Casino") for its B-737-200-17a aircraft. This contract became effective on the date of the first charter flight, February 15, 2000. Casino was responsible for providing qualified, licensed cockpit and cabin crew, flight dispatch services, maintenance and repair of the aircraft and insurance. Casino was also responsible for providing fuel and taxes, subject to certain limitations pursuant to the agreement. The contract contained a minimum hourly guarantee for the duration of the contract amounting to $2,900 per block hour. On March 13, 2000 this contract was terminated as a result of damage to the leased aircraft. In order to accommodate flight scheduling, Dove One contracted with another airline for similar terms for the two final flights during its operating period. Charter expense during the period from commencement of operations (February 15, 2000) to March 24, 2000 approximated $303,000.

================================================================================
NOTE 5.           COMMITMENTS (CONTINUED)
================================================================================

                  PURCHASE AND LEASE BACK ARRANGEMENT OF AIRPLANES - SUCCESSOR

                  Tourjets has entered into a Memorandum of Understanding (MOU) with a major airline to acquire up to six used MD-82 aircraft The MOU is subject to a written agreement and must be approved by the airlines senior management or Board of Directors. Under the MOU, Tourjets will acquire up to six aircraft over a period of time for $9,000,000 each. The price could increase by a maximum of $75,000 per aircraft if the selling airline delivers the aircraft with newer than expected engines. Until Tourjets takes delivery of each aircraft, it will lease them back to the airline for $137,500 per month. Tourjets will be required to put up a deposit of $50,000 per aircraft upon final execution of this agreement and a second deposit of $300,000 per aircraft 30 days after the written agreement with the airline is signed. The deposits will become non-refundable once the second deposit is made. This agreement is in anticipation of the IPO of the common stock of Tourjets (see
                  Note 7).

                  Tourjets is currently negotiating contracts for employees in anticipation of the IPO of the common stock of Tourjets (see
                  Note 7). Management believes none of these contracts will become binding unless and until the IPO is successful.

================================================================================
NOTE 6.           STOCK BASED COMPENSATION
================================================================================

                  In April 2000, the Company established a Stock Option Plan which authorizes the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form, including vesting terms of the options shall be at the discretion of the Company's board of directors, except that the exercise price may not be less than 85% of the fair market value at the time of grant. The total number of shares of common stock reserved and available for issuance under this plan is 1,250,000. There are no outstanding stock options as of October 31, 2000 and management does not intend to issue such options until the completion of the public offering (see
                  Note 7).

================================================================================
NOTE 7.           INITIAL PUBLIC OFFERING
================================================================================

                  Tourjets intends to file an amendment to its registration statement on form S-1A to sell shares of common stock in order to raise $75,000,000 in an offering to the public. The proceeds from the offering are expected principally to be used to fund asset acquisitions (Note 5) and to provide working capital. Tourjets anticipates the registration statement to become effective early 2001. There can be no assurance the planned IPO will ever be consummated.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET (UNAUDITED AND NOT REVIEWED BY
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT)
JUNE 30, 2001
================================================================================


ASSETS
================================================================================

EQUIPMENT, net of accumulated depreciation of $5,864              $      17,744

OTHER ASSETS                                                              6,475
--------------------------------------------------------------------------------

                                                                  $      24,219
================================================================================

LIABILITIES AND DEFICIENCY IN ASSETS
================================================================================

CURRENT LIABILITIES
     Accounts payable                                             $     218,965
     Due to stockholders                                                351,225
--------------------------------------------------------------------------------
         Total current liabilities                                $     570,190
--------------------------------------------------------------------------------


DEFICIENCY IN ASSETS
     Preferred stock, $.001 par value; 50,000,000 shares
         authorized none issued and outstanding                               -
     Common stock, $.001 par value; 50,000,000 shares
         authorized; 4,605,000 issued and outstanding                     4,605
     Additional paid-in capital                                         401,527
     Deficit accumulated during the development stage              (    952,103)
--------------------------------------------------------------------------------
         Total deficiency in assets                                (    545,971)
--------------------------------------------------------------------------------

                                                                  $      24,219
================================================================================










                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED AND NOT REVIEWED BY
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT)


========================================================================================================

                                                                                      FOR THE PERIOD
                                                                                           FROM
                                                                                    NOVEMBER, 01, 2001
                                                                                         THROUGH
                                                                                      JUNE 30, 2001
========================================================================================================

CHARTER REVENUE                                                                        $
--------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     DEPRECIATION                                                                           3,147
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
         Consulting fees (including FAA & DOT Certification expenses)                     256,963
         Offering costs                                                                   339,241
         Travel expense                                                                     5,468
         Rental expense                                                                     5,003
         Miscellaneous operating expenses                                                     741
--------------------------------------------------------------------------------------------------------
              Total operating expenses                                                    610,563
--------------------------------------------------------------------------------------------------------

INCOME LOSS FROM OPERATIONS                                                           ($  610,563)

OTHER INCOME
     Gain on sale of assets
--------------------------------------------------------------------------------------------------------

NET LOSS                                                                              ($  610,563)
========================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                    4,605,000
--------------------------------------------------------------------------------------------------------

LOSS PER SHARE - BASIC AND DILUTED                                                    ($   0.13  )
========================================================================================================




                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENT OF DEFICIENCY IN ASSETS (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT) FOR THE QUARTER ENDED JUNE 30, 2001

====================================================================================================================================
                                                                                                        Deficit
                                                                                                      Accumulated
                                                                                      Additional        During the
                                                          Common         Par Value     Paid-in         Development
                                           Date           Shares         At $.001      Capital            Stage           Total
====================================================================================================================================


Beginning Balance                       10/31/2000     4,605,000      $   4,605      $ 143,428      ($  341,540)      ($  193,507)



Distributions to shareholders                    -             -              -

Contributions of capital in the
 form of payment of professional
 fees, consulting fees, travel
 expenses, rental expense,
 miscellaneous operating expenses
 and offering costs paid by certain
 founders                                        -             -              -        258,099                -           258,099

Net loss for the period from November
 1, 2000 to January 31, 2001                     -             -              -              -      (   610,563)      (   610,563)
------------------------------------------------------------------------------------------------------------------------------------

                                                       4,605,000      $   4,605      $ 401,527      ($  952,103)      ($  545,971)
====================================================================================================================================

                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED AND NOT REVIEWED BY
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT)

=============================================================================================
                                                                          FOR THE PERIOD
                                                                      FROM NOVEMBER 01, 2001
                                                                       THROUGH JUNE 30, 2001
------------------------------------------------------------------- -------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                       ( $          610,563)
------------------------------------------------------------------- -------------------------
     Adjustments to reconcile net loss to net cash provided by
         (used in) operating activities:

         Depreciation                                                              3,147

         Changes in operating assets and liabilities:
              Accounts payable                                                   145,817
              Due to stockholders - net                                          203,500
------------------------------------------------------------------- -------------------------
                  Total adjustments                                              352,464
------------------------------------------------------------------- -------------------------
                    Net cash used in operating activities           ( $          358,099)
------------------------------------------------------------------- -------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Net proceeds from capital contributions                                     258,099
------------------------------------------------------------------- -------------------------

INCREASE IN CASH AND BALANCE AT PERIOD END                            $          258,099
=================================================================== =========================

Supplemental Disclosures:
------------------------------------------------------------------- -------------------------

     Interest paid                                                    $                -
=================================================================== =========================

     Income taxes paid                                                $                -
=================================================================== =========================



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS


UNAUDITED NOTE 1. SUMMARY


CONDENSED UNAUDITED FINANCIAL STATEMENTS

                  The condensed balance sheet of Tourjets Airline Corporations ("Tourjets" or the "Company") as of June 30, 2001, and related condensed statements of operations ended June 30, 2001, and condensed statements of cash flows ended June 30, 2001 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

                  The condensed financial statements and notes do not contain certain information included in the Company's financial statements and notes. These financial statements should be read in conjunction with the financial statements and the notes for the period ended October 31, 2000.

                  For a discussion of commitments and contingencies see "Risk Factors - Selected Financial Data - Management's Discussion and Analysis of Financial Condition and Plan of Operations".


UNAUDITED NOTE 2. HOTEL AGREEMENTS


                  Tourjets has entered into non-exclusive written bulk rate discount agreements with a number of major hotel companies with operations in Caribbean resort areas, including Fiesta Americana, Hilton, Hyatt, Marriott, Omni, Sheraton and Westin. These agreements give the Company the right to buy hotel rooms directly in bulk, with the right to resell them to Tourjets Non-Stop Vacations(SM) customers. The terms of these agreements vary, based on property location, seasonality and quantity of rooms purchased. The fact that the Company has entered into these agreements does not mean that it will necessarily be booking packages with these hotels. Whether the Company utilizes these agreements with any one hotel will depend on the packages actually offered. These agreements provide a supply of discounted hotel rooms on as needed basis. These contracts are customarily subject to annual renewals. While it is expected that renewals will be available to the Company, should the Company not be able to renew these contracts it could adversely affect its operations.

                  The Company expects to enter into additional contracts or change hotel properties within a hotel chain as it increases its vacation destinations. The Company does not believe that it will encounter any substantial difficulties in obtaining additional bulk hotel contracts.



                             See accompanying notes.

[OUTSIDE BACK COVER]










UNTIL , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AGENTS OR DEALERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     *****

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses Of Issuance and Distribution

         The following is a listing of all expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC filing fee and the NASD filing fees.

       Legal counsel:                                            305,000
       Auditors:                                                  50,000
       Transfer Agent:                                             3,000
       Department of Transportation Filing Fees:                   2,000
       SEC Filing Fee:                                            33,000
       Listing Fee:                                               25,000
       Printing                                                   65,000
       Mailing:                                                    2,000
       Travel:                                                    15,000
       Total:                                                  $ 500,000

Item 14.   Indemnification of Directors and Officers

         Our Articles of Incorporation provide that, to the fullest extent permitted by the Florida Business Corporation Act, we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). This indemnification will also cover all persons covered by our indemnification for actions alleged to have been taken or not taken in their designated capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by or on behalf of any person in any action, suit or proceeding, and any appeal therefrom.

Item 15.   Recent Issuance Of Unregistered Securities

         On April 20, 2000 Tourjets (f/k/a Swissjet Inc.), issued 4,605,000 shares of common stock, $.001 par value per share, to our founding shareholders (twelve in number). The shares were issued privately to founders in reliance on the exemption for non-public offerings under section 4(2) of the Securities Act. The names of these shareholders and the number of shares issued to each are as follows:

               SHAREHOLDER                             NUMBER OF SHARES
        ------------------------                       ----------------
        Serge F. Feller                                   2,200,000
        J. W. Korth & Company                             2,200,000
        Richard E. Brodsky, P.A.                             50,000
        Benham Elliott                                       50,000
        Richard Spaulding                                    25,000
        Daniel Jenkins                                       20,000
        Joseph Pettigrew                                     10,000
        Roy Spencer                                          10,000
        James Walsh                                          10,000
        J. Dan Govatos                                       10,000
        Holly MacDonald-Korth                                10,000
        Charles M. Chinn                                     10,000

Item 16.   Exhibits and Financial Statement Schedules

         (a)      Exhibits

           EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
         ---------------       -------------------------------------------------
         1*                    Form of Placement Agent Agreement
         3.2*                  Articles of Incorporation, as amended
         3.2**                 Bylaws, as amended
         4*                    Form of Common Stock certificate
         5*                    Opinion of Counsel (included in Exhibit 23.2)
         10**                  Agreement between Tourjets and Sigma Aircraft
                               Mgmt.
         10.1**                2000 Stock Option Plan
         10.2**                Agreement between J. W. Korth & Company and
                               Tourjets
                               Consulting / Employment Agreement between
                               Tourjets and
         10.3**                Mr. Feller
         23.1**                Consent of Independent Public Accountants
         23.2**                Consent of Lee C. Schmachtenberg
         24**                  Power of Attorney
         25*                   Escrow Agreement

-------------------
*  To be filed by amendment.
** Previously filed.

         (b) All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17.   Undertakings
We undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statements:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.(inapplicable)

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 1, 2001.



                                           Tourjets Airline Corporation


                                           By: /s/ Serge F. Feller
                                              --------------------
                                           Chief Executive Officer and President



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                       Title                                      Date
---------                                       -----                                      ----
/s/ Serge F. Feller                 President (Principal Executive                   October 1, 2001
-------------------                 Officer), Chief Executive Officer
Serge F. Feller                     and Chairman of the Board of
                                    Directors

/s/ Todd Demand*                    Acting Chief Financial Officer                   October 1, 2001
----------------                    (Principal Financial and Accounting
Todd Demand                         Officer)


/s/ James W. Korth*                 Director                                         October 1, 2001
-------------------
James W. Korth

/s/ Richard Spaulding*              Director                                         October 1, 2001
----------------------
Richard Spaulding

/s/ Benham Elliott*                 Director                                         October 1, 2001
-------------------
Benham Elliott

/s/ Isidor Buholzer*                Director                                         October 1, 2001
--------------------
Isidor Buholzer


* By: /s/ Serge F. Feller

                                  Exhibit Index



           EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
         ---------------       -------------------------------------------------
         1*                    Form of Placement Agent Agreement
         3.2*                  Articles of Incorporation, as amended
         3.2**                 Bylaws, as amended
         4*                    Form of Common Stock certificate
         5*                    Opinion of Counsel (Included in Exhibit 23.2)
         10**                  Agreement between Tourjets and Sigma Aircraft
                               Mgmt.
         10.1**                2000 Stock Option Plan
         10.2**                Agreement between J. W. Korth & Company and
                               Tourjets
                               Consulting / Employment Agreement between
                               Tourjets and
         10.3**                Mr. Feller
         23.1**                Consent of Independent Public Accountants
         23.2**                Consent of Lee C. Schmachtenberg
         24**                  Power of Attorney
         25*                   Escrow Agreement



-------------------
*  To be filed by amendment.
** Previously filed.